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                                                                    Exhibit 2.3

                          AGREEMENT AND PLAN OF MERGER

                          dated as of November 27, 1996

                                  by and among

                                   BRIM, INC.

                                       and

                            BRIM SENIOR LIVING, INC.

                                       and

                            ENCORE SENIOR LIVING, LLC

                                       and

                                   LEE ZINSLI,
                                    as Agent




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                          AGREEMENT AND PLAN OF MERGER


      This Agreement is made and entered into as of this 27th day of November, 1996 by and among Brim, Inc., an Oregon corporation (the "Company"), Brim Senior Living, Inc., an Oregon corporation ("BSL"), Encore Senior Living, LLC, a Delaware limited liability company ("Purchaser"), and, for limited purposes as specified herein, Lee Zinsli, as Agent ("Agent").

      A. By Investment Agreement dated November 21, 1996 among the Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Principal Hospital Company (the "Investment Agreement"), the Company has agreed to cause a redemption of its preferred stock and certain shares of its common stock (the "Healthcare Transaction").

      B. By Purchase and Sale Agreement dated November 25, 1996, the Company has agreed to sell to Plaza Enterprises LLC, a newly formed limited liability company comprised of certain officers and employees of the Company certain assets and liabilities of the Company and certain of its subsidiaries, including BSL, which are not directly related to its health care or its senior living operations (the "Excluded Assets Transaction").

      C. In conjunction with the consummation of the Healthcare Transaction, the Company has agreed with the prospective purchaser that at the closing of said transaction the assets and liabilities of the Company will exclude those related to its senior living operations.

      D. The Purchaser is interested in purchasing the BSL Senior Living Business (as defined below) from the Company, through (i) a merger of BSL, the Company's wholly owned subsidiary, into purchaser (the "Merger"), with Purchaser as the surviving entity (the "Surviving Entity") and (ii) the purchase by Purchaser of the Related Assets, subject to the Assumed Related Liabilities (the "Related Assets and Liabilities Transaction").

     E. By Stock Purchase and Sale Agreement of even date herewith, CC-Lantana, Inc., a Delaware corporation, has agreed to purchase from the Company all of the stock of Meridian Senior Living, Inc., the sole general partner of Meridian Park Village Limited Partnership, and by a separate Purchase and Sale Agreement of even date herewith, James M. Williams and K. David McAllister have agreed to purchase from the Company its limited partnership interest in Meridian Park Village Limited Partnership (collectively, the "Freedom Village Transaction").

     F. The parties are desirous of documenting the terms and conditions upon which the Merger and the Related Assets and Liabilities Transaction shall occur.

     NOW, THEREFORE, in consideration of the foregoing premises and the undertaking the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:


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                                    ARTICLE I
                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"ADA"-- as defined in Section 4.23 hereof.

"Advance Reimbursement" -- the payment at Closing, in immediately available funds, of an amount equal to the aggregate of all amounts expended by the Company, or loaned by the Company to, and expended by, BSL, as the case may be, for out-of-pocket, third party costs and expenses paid in respect of the Development Projects, but only to the extent that any such amount is paid or expended in accordance with (A)(i) an Approved Budget for a Development Project, in the case of all of the Development Projects other than the DeAnza and Mesa Development Projects, or (ii) in the case of the Mesa and DeAnza and Development Projects, an amendment to the Approved Budget for a Development Project increasing such costs, if approved in writing by Purchaser after the date hereof (but only to the extent such costs and expenses are not otherwise financed pursuant to leases covering an applicable Facility) and (B) all otherwise applicable provisions hereof. All amounts included in an Advance Reimbursement shall be itemized in the Advance Reimbursement Schedule. Advance Reimbursements shall not include, and neither BSL nor the Purchaser (nor any of their Affiliates) shall have any liability for, interest with respect to any advance made by the Company.

"Advance Reimbursement Schedule" - as defined in Section 2.06(b) hereof.

"Agent" -- Lee Zinsli, on behalf of the Former Holders.

"Agent/Legal Fees Expense Account" -- as defined in Section 2.07(c) hereof.

"Agreement" -- this Agreement.

"Approved Budget for a Development Project" -- with respect to each Development Project, the budget and cost itemization therefor as included in Schedule 2 hereto and such additional or amended budgets and cost itemizations for such Project as shall be approved by (and shall be effective upon) the execution of a written acknowledgment thereof by both the Company and the Purchaser.

"Approved Business Plan" -- the Business Plan developed by the management of the Purchaser prior to the date hereof and approved by Purchaser, a copy of which is attached as an exhibit to the Operating Agreement.

"Assumed Related Liabilities" -- the liabilities of the Company relating to the BSL Senior Living Business listed on Schedule 3 attached hereto.


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"Benefit Arrangement"-- any written or oral employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 5O1(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or benefits other than salary, which:

                  (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan,

                  (ii) is entered into, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries may incur any liability, and

                  (iii) covers any employee or former employee of the Company or any of its Subsidiaries (with respect to their relationship with such entities).

"Brim/Senior Living Escrow Account"-- as defined in Section 2.07(b) hereof.

"BSL" -- as defined in the preamble hereof.

"BSL Assets" -- the interests of BSL in the BSL Facilities, the BSL Leases, the BSL Management Contracts, BSL's partnership or member's interest in the BSL Partnerships, the Development Projects, and all other assets of BSL, whether tangible or intangible, including, without limitation, accounts receivable, inventory and other working capital items, and all furniture, fixtures and equipment. The BSL Assets are identified on Schedule 4 attached hereto.

"BSL Facility(ies)" -- the senior living facilities and other health care facilities owned or leased by BSL, the Development Projects, and all components of such Facilities and Development Projects. The BSL Facilities are listed on
Schedule 5 attached hereto.

"BSL Lease(s)" -- those leases to which BSL is a party with respect to senior living and other health care facilities. The BSL Leases are described on
Schedule 6 attached hereto.

"BSL Managed Facility(ies)" -- the senior living facilities and other health care facilities managed by BSL, which facilities are described on Schedule 7 attached hereto.

"BSL Management Contract(s)" -- the agreements to which BSL is (or after giving effect to the Related Assets and Liabilities Transaction will be) a party providing for management, administrative or other services to be rendered in connection with the operation, administration, or supervision of any senior living or other health care facility. The BSL Management Contracts

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are described in Schedule 8 attached hereto.

"BSL Partnership Agreement(s)"-- those partnership agreements and limited liability company operating agreements listed in Schedule 9 attached hereto under which BSL now holds or as of the Closing Date will hold a general and/or limited partnership interest or member's interest.

"BSL Partnership(s)"-- each partnership and limited liability company that is the subject of a BSL Partnership Agreement.

"BSL Permits" -- as defined in Section 4.11(a) hereof.

"BSL Senior Living Business"-- the business of owning, operating and managing the BSL Facilities and the other BSL Assets, the BSL Managed Facilities, the Related Assets and the Assumed Related Liabilities, and, to the extent applicable, the assets of the BSL Partnerships.

"Closing" -- the consummation of (i) the Merger at the Effective Time and (ii) the Related Assets and Liabilities Transaction contemplated by this Agreement to occur at the time of the Merger.

"Closing Date" -- the date that the Closing occurs as determined in accordance with Article 3.

"CMC"-- Care Management Corporation, a subsidiary of the Company which is involved in the BSL Senior Living Business.

"Code"-- the Internal Revenue Code of 1986, as amended.

"Common Stock" - as defined in Section 4.02(a) hereof.

"Company Certificate"-- as defined in Section 2.04 hereof.

"Company Disclosure Letter"-- the letter of even date herewith delivered by the Company to Purchaser and disclosing certain matters relating to the Company, BSL and the BSL Senior Living Business, which letter is identified by the Purchaser's acknowledgment thereof.

"Company Financial Statements" - as defined in Section 4.05 hereof.

"Confidentiality Agreement"-- as defined in Section 10.02 hereof.

"Debt"-- indebtedness or obligations for borrowed money, financing or capitalized lease obligations, obligations in respect of letters of credit, surety or other bonds, sale and leaseback transactions, all indebtedness secured by a lien on any asset, and any other liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP, or any guarantees thereof or similar undertakings regarding the indebtedness or obligations of another.


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"Delaware Law" -- as defined in Section 2.01 hereof.

"Development Projects" -- the real property and improvements to be constructed, furnished and equipped in accordance with the Approved Budgets for Development Projects, as from time to time approved by the Purchaser, including, but not limited to, all property (tangible and intangible) owned or to be acquired by BSL or Purchaser in connection therewith. Each Development Project approved by Purchaser (which approval is limited in each case solely to Phase I of such Development Project, as described in Schedule I) is described in Schedule 1 attached hereto; with respect solely to Phase I of each Development Project listed on Schedule 1 hereto, BSL is authorized to proceed prior to the Closing Date in accordance with the terms of the Approved Budget for such Development Project.

"Dispute Notice" -- as defined in Section 11.03 hereof.

"EBITDA" -- earnings before interest, taxes, depreciation and amortization.

"Effective Time" -- as defined in Section 2.02 hereof.

"Employee Plans" -- all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

"Environmental Claims" -- all notices of violations, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include:

                  (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company (or BSL, CMC or a BSL Partnership) and any other person,

                  (ii) actual or threatened damages to natural resources,

                  (iii) claims for nuisance or its statutory equivalent,

                  (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws,

                  (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law,

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                  (vi) claims related to Environmental Laws or Environmental
Conditions for restitution, contribution, or indemnity,

                  (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions

                  (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and

                  (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

"Environmental Conditions" -- the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances, by the Company, BSL, CMC or a BSL Partnership or its or their predecessors in interest, or by its or their agents, representatives, employees or independent contractors when acting in such capacity on behalf of any one or more of the Company, BSL, CMC or a BSL Partnership. With respect to environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on any of the BSL Facilities or BSL Managed Facilities.

"Environmental Laws" -- all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation,

                  (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and

                  (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances.

Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic


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Substances Control Act, as amended ("TSCA"), the Hazardous Materials
Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended ("OSHA"), the Hazardous Substance Account Act, California Health and Safety Code ss. 25300, et seq., the Hazardous Waste Control Law, California Heath and Safety Code ss. 25100, et seq., and the Porter-Cologne Water Quality Control Act, California Water Code ss. 13000 et seq., and all analogous laws promulgated or issued by any state or other governmental authority.

"Environmental Reports" -- any and all written analyses, summaries or explanations, in the possession or control of the Company, BSL, CMC or a BSL Partnership of (a) any Environmental Conditions in, on or about the BSL Facilities or BSL Managed Facilities or (b) the compliance by the Company, BSL, CMC or a BSL Partnership with Environmental Laws.

"ERISA" -- the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" -- any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control," as defined in Section 414(b), (c), (m), (n) or (o) of the Code, with the Company or any of its Subsidiaries.

"Escrow Account" -- the Brim/Senior Living Escrow Account and the FV Escrow Account, collectively.

"Escrow Agreement" -- an agreement in the form of Exhibit A hereto.

"Escrowee"-- Key Bank of Oregon.

"Excluded Assets Transaction"- as defined in Recital B hereof.

"Facilities" -- the BSL Facilities and the BSL Managed Facilities.

"Financial Statement Loss Threshold"-- as defined in Section 11.05(a) hereof.

"Former Holders"-- the Former Holders of the Redeemed Stock, GECC, and the former holders of the Accelerated Options and/or the Purchased Options (as such terms are defined in the investment Agreement).

"Former Holders of the Redeemed Stock"-- the shareholders of the Company whose junior preferred stock is redeemed at the Closing of the Healthcare Transaction.

"Freedom Village Transaction"-- as defined in Recital E hereof.

"FV Escrow Account"-- the FV Escrow Account established with the Escrowee in accordance

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with the Escrow Agreement and the documents relating to the Freedom Village
Transaction.

"GAAP" -- generally accepted accounting principles in effect as of the date hereof or, in the case of any Company Financial Statement, in effect as of the date thereof.

"GECC" -- General Electric Capital Corporation.

"Governmental Authority" -- any court, tribunal, arbitrator, authority, agency, department, commission, office, official or other federal, state, county, city or other governmental instrumentality or any state, county, city or other political subdivision.

"Hazardous Substance(s)" -- all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes: petroleum; urea formaldehyde; flammable, explosive and radioactive materials, as defined in any of the Environmental Laws; PCBs; pesticides; herbicides; asbestos; and sludge, slag, acids, metals, solvents and waste waters listed or otherwise defined as hazardous under any of the Environmental Laws.

"Healthcare Transaction" -- as defined in Recital A hereof.

"Income Taxes" -- any and all foreign, federal, state and local taxes, levies, duties and other assessments or charges of a similar nature (whether imposed directly or through withholding), to the extent based upon or measured by income, including any interest, penalties or other additions to tax applicable thereto.

"Indemnified Party" -- as defined in Section 11.03 hereof.

"Independent Accountants" -- the Portland, Oregon, office of KPMG Peat Marwick LLP.

"Interim Financial Statements" -- as defined in Section 4.05 hereof.

"Key Employees" -- all officers, managers and other employees of the Company or any of its Subsidiaries (with respect to the BSL Senior Living Business) or BSL, CMC or a BSL Partnership involved as of the date hereof and anticipated to be involved from and after the Effective Time in the day to day operations of the BSL Senior Living Business, whose current annual salary or rate of compensation (including bonus and other incentive compensation) is $100,000 or more.

"Laws" -- any constitution statute, law, rule, regulation or ordinance.

"Liens" -- any liens, security interests, deeds of trust, pledges, charges, conditional sales

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contracts, mortgages or encumbrances.

"Limitation Period"-- as defined in Section 11.05(a) hereof.

"Limited Partnership Transaction"-- as defined in the agreement relating to the Freedom Village Transaction.

"Loss Notice"-- as defined in Section 11.03 hereof.

"Losses" -- any and all claims, damages, losses, expenses, deficiencies, penalties, interest, fines, costs (including reasonable attorneys' fees and court costs), obligations or liabilities of any kind suffered or incurred because of a breach of one or more of the representations, warranties and covenants set forth in this Agreement or because of one or more Third Party Claims.

"Loss Threshold"-- as defined in Section 11.05(a) hereof.

"Material Adverse Effect"-- any event or events (A) adversely affecting (i) the BSL Assets by $150,000 or more, or (ii) the business operations or affairs of the BSL Senior Living Business, or the prospects of the BSL Senior Living Business as reflected in the Approved Business Plan, in either case having an adverse effect (after taking into account any events or series of events having a positive effect) on EBITDA for any consecutive 12-month period covered by the Approved Business Plan, in excess off $150,000, (B) materially adversely affecting the ability of the Company or BSL to perform its obligations hereunder, or (C) otherwise materially adversely affecting the BSL Senior Living Business.

"Merger Consideration"-- the dollar amount determined by deducting the amount of the Related Assets Consideration from Fifteen Million Dollars ($15,000,000).

"Merger" -- the Merger described in Section 2.2, as defined in Recital D hereof.

"Multiemployer Plan" -- any "multiemployer plan" as defined in Sections 3(37) or 400l(a)(3) of ERISA:

                  (i) which any of the Company and its Subsidiaries, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date maintained, administered, contributed to or was required to contribute to, or under which any of the company and its Subsidiaries or any ERISA Affiliate may incur any liability; and

                  (ii) which covers any employee or former employee of any of the Company and its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

"Operating Agreement" -- the limited liability company operating agreement of Encore Senior

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Living LLC, of even date herewith by and among Rockwood Living Inc., CTK Capital
Corp., SSS Capital Corp., Bruce A. Schoen, Craig J. Rhea, Rick D. McDaniel, Encore Investors LLC and A.E. Brim.

"Orders" -- any injunction, judgment, decree, order, or writ.

"Oregon Act" -- as defined in Section 2.02 hereof.

"Other Required Agreements"-- as defined in Section 7.01(k) hereof.

"Outside Closing Date"-- as defined in Section 3.01 hereof.

"Pension Plan" -- any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan):

                  (i) which any of the Company and its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any of the Company and its Subsidiaries or any ERISA Affiliate may incur any liability; and

                  (ii) which covers any Employee or former employee of any of the Company and its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

"Permitted Exceptions" --

                  (i) any liens for taxes and assessments not yet due and payable;

                  (ii) liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law in respect of obligations that are not yet due or that are being contested in good faith and for which adequate reserves have been provided for on the Pro Forma Balance Sheet;

                  (iii) liens associated with purchase money security interests, provided, in each case, that the associated liability has been provided for on the Pro Forma Balance Sheet or has been established in relation to assets purchased subsequent to the date of such Pro Forma Balance Sheet;

                  (iv) easements, reservations, rights-of-way, restrictions, covenants, conditions and other similar encumbrances whether of record or apparent on the premises, including, but not limited to road, highway, pipeline, railroad and utility easements and defects in the title which individually or in the aggregate do not materially and adversely affect the present use, marketability or insurability (under the terms of an applicable title insurance policy) of any

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Facility; and

                  (v) any Liens disclosed in the Title Reports.

"Personnel" -- as defined in Section 4.06(b).

"Pro Forma Balance Sheet" -- as defined in Section 4.05 hereof.

"Related Assets Consideration" -- an amount equal to the book value of the Related Assets as of the Closing Date.

"Related Assets" -- the stock of CMC and the other assets described on Schedule 1O hereto.

"Related Assets and Liabilities Transaction"-- as defined in Recital D hereof.

"Rights" -- as defined in Section 4.02(a) hereof.

"Subsidiary" -- a corporation, partnership or other entity (excluding the BSL Partnerships) 20% or more of the voting power or value of which is owned by the referenced corporation, partnership or other entity,

"Surviving Entity" -- the Purchaser, as constituted following the Merger, as defined in Recital D hereof.

"Taxes" -- any and all foreign, federal, state and local taxes, levies, duties and other assessments or charges of a similar nature (whether imposed directly or through withholding), including any interest, penalties or additions to tax applicable thereto.

"Third Party Consents" -- as defined in Section 6.03(f) hereof.

"Third Party Claim" -- as defined in Section 11.03 hereof.

"Title Reports" -- the title reports and title insurance policies described in
Schedule 11 attached hereto.

"Welfare Plan" -- any "employee welfare benefit plan" as defined in Section 3(1) of ERISA:

                  (i) which any of the Company and any of its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which any of the Company and any of its Subsidiaries or any ERISA Affiliate may incur any liability; and

                  (ii) which covers any employee or former employee of any of the Company and any of its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such

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entities).

Other References. References to articles, sections (or any subsections), schedules or exhibits are to those of this Agreement unless otherwise indicated.

                                   ARTICLE II
                      THE MERGER AND THE SALE TRANSACTIONS

         The Merger. On the Closing Date, BSL shall be merged into Purchaser in accordance with the terms hereof:

         2.01 Effect of the Merger. In accordance with the provisions of this Agreement and the Delaware Corporation Law (the "Delaware Law"), at the Effective Time (as defined in Section 2.02 hereof), (i) BSL shall be merged with and into Purchaser; (ii) the separate existence of BSL shall cease; and (iii) the Surviving Entity shall continue its corporate existence under the laws of the State of Delaware.

         2.02 Effective Time of the Merger. Articles of Merger shall be filed with the Offices of the Secretary of State of Delaware and Oregon in accordance with the Delaware Act and the Oregon Business Corporation Act (the "Oregon Act") on the Closing Date. The "Effective Time" shall occur at such time as the Merger shall have become effective in Delaware and Oregon. Notwithstanding the foregoing or anything herein to the contrary, prior to the Closing Date BSL may be reincorporated in the State of Delaware in which event the Merger shall be in accordance with Delaware law, provided that the Company and Purchaser, each acting in its sole discretion, agrees to such reincorporation and to the documents by which the same is to be accomplished.

         2.03 Certificate of Formation and Operating Agreement. At the Effective
Time:

                  (i) the Certificate of Formation of Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity; and

                  (ii) the Operating Agreement of the Purchaser in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity.

         2.04. Conversion and Exchange of Stock at Closing. At or before the Effective Time, the Company shall surrender to the Purchaser certificates representing all of the issued and outstanding shares of capital stock of BSL (collectively, the "Company Certificate"). At the Effective Time, by virtue of the Merger and without any action on the part of the Company:

         (a) all shares of BSL common stock which are held in treasury shall be canceled;

         (b) all issued and outstanding shares of capital stock of BSL (other than shares canceled pursuant to subsection (a) above) shall be converted into the right to receive the Merger

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Consideration as hereinafter provided.

         2.05. Deposit of Consideration: Exchange of Certificates. At and after the Effective Time, the Company shall cease to have any rights as a shareholder of BSL, except for the right to surrender the Company Certificate and to receive the Merger Consideration, in accordance with the terms hereof, and the stock transfer books of BSL shall be closed, and there shall be no further transfer of shares of BSL capital stock which were outstanding immediately before the Effective Time.

         2.06. Other Conveyances.

         (a) At the Effective Time, the Company shall transfer and deliver to Purchaser, pursuant to conveyancing documents in form and substance reasonably satisfactory to Purchaser and executed by the Company and Purchaser, as appropriate, all of the stock of CMC and all of the other Related Assets, and the Purchaser shall assume all of the Assumed Related Liabilities. In exchange therefor, the Company shall be entitled to receive from the Purchaser the Related Assets Consideration, as hereinafter provided.

         (b) At or before the Effective Time, the Company shall deliver to Purchaser a schedule which itemizes all amounts to be included in the Advance Reimbursement (the "Advance Reimbursement Schedule"), together with the lien waivers, releases and subordinations required under Section 6.01(q) hereof.

         2.07. Payment Procedures. At the Effective Time, upon compliance with Sections 2.04, 2.05 and 2.06 hereof, Purchaser shall pay the Merger Consideration, the Advance Reimbursement and the Related Assets Consideration by delivering:

         (a) Fourteen Million Two Hundred Thousand and no/100 Dollars ($14,200,000), plus the Advance Reimbursement, by wire transfer, in immediately available funds, to a bank account designated by the Company;

         (b) Seven Hundred Fifty Thousand and no/100 Dollars ($750,000), by wire transfer, in immediately available funds, to an interest bearing escrow account established with the Escrowee and designated as the "Brim/Senior Living Escrow Account" to be held and applied by the Escrowee in accordance with the terms of this Agreement and the Escrow Agreement; and

         (c) Fifty Thousand and no/100 Dollars ($50,000), by wire transfer, in immediately available funds, to an interest bearing escrow account established with the Escrowee and designated as the "Agent/Legal Fees Expense Account" to be held and applied by the Escrowee in accordance with the terms of the agreement applicable to such account.

         The Company acknowledges and agrees that the Purchaser's obligation to pay the Merger Consideration, the Advance Reimbursement and the Related Assets Consideration shall be fully satisfied upon completion of the above-described wire transfers.

                                   ARTICLE III
                                     CLOSING

         3.01 Deliveries by the Company at Closing. In the event all of the conditions to Closing set forth in Articles VII and VIII have been satisfied or waived, the Company shall deliver all certificates, documents, exhibits, schedules, and other instruments required to be delivered at Closing by the Company or its counsel pursuant to this Agreement, each of which shall be fully executed and completed, as appropriate.

         3.02 Deliveries by Purchaser at Closing. In the event all of the conditions to Closing set forth in Articles VII and VIII have been satisfied or waived, Purchaser shall deliver and/or cause its designees to deliver all of the certificates, documents, exhibits, schedules, and other instruments required to be delivered at Closing by Purchaser and/or its designees or its or their counsel, pursuant to this Agreement, each of which shall be fully executed and completed, as appropriate and shall remit or cause to be remitted to the Company the consideration described in Section 2.07.

         3.03 Time and Place. The Closing shall occur at the Chicago offices of Latham & Watkins at 10:00 am, local time, on December 13, 1996, provided that as of said date all of the conditions to Closing set forth in Articles VII and VIII have been satisfied by the responsible party or waived by the party entitled to waive the same (the "Closing Date"), or at such other time or on such other date or such other place as the Company and Purchaser may mutually agree, but in no event later than December 17, 1996 (the "Outside Closing Date"). In the event all of the conditions to Closing have not been satisfied or waived as of the Outside Closing Date, either party shall thereafter have the right to terminate this Agreement in accordance with the terms of Article X hereof.


                                   ARTICLE IV
                  THE COMPANY'S REPRESENTATIONS AND WARRANTIES

         The Company and BSL jointly and severally represent and warrant to Purchaser as follows:

         4.01. Organization and Qualification.

         (a) The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

         (b) Each of BSL and CMC is a corporation duly organized and validly existing under the laws of the State of Oregon (provided that BSL may reincorporate in the State of Delaware prior to the Closing if the parties agree to same as provided herein). Each of BSL and CMC has all corporate power and authority necessary to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

         (c) Each of BSL and CMC is duly qualified, licensed or admitted to do business and in good standing (to the extent "good standing" is applicable in each jurisdiction) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Section 4.01(c) of the Company Disclosure Letter sets forth the foreign jurisdictions in which BSL and CMC are qualified to do business.

         (d) Each BSL Partnership is duly formed and validly existing in the state of its formation and licensed or admitted to do business and is in good standing (to the extent good standing is applicable in each jurisdiction) in each jurisdiction in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, or admission necessary.

         (e) Neither BSL nor CMC has any direct or indirect Subsidiaries, and neither of them owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any partnership, limited liability company, joint venture or other business association or entity. Neither BSL nor CMC will have any Subsidiaries on the Closing Date.

         4.02. Capital Stock.

         (a) The authorized capital stock of BSL consists solely of 1,000 shares of common stock, without par value, 100 of which are issued and outstanding. All of such issued and outstanding shares of common stock are owned beneficially and of record by the Company (the "Common Stock") free and clear of all Liens, claims and encumbrances and with full right, power and authority to transfer such shares to the Purchaser. There are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Rights"), obligating BSL, CMC or any BSL Partnership to issue or sell any shares of its capital stock or to grant, extend or enter into any Right with respect thereto nor any voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity security of or interest in BSL, CMC or any BSL Partnerships.

         (b) The outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and nonassessable.

         (c) There are no outstanding obligations by BSL, CMC or any BSL Partnership provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

         4.03. Authority Relative to this Agreement. Each of the Company and BSL has full corporate power and authority to enter into this Agreement and each other instrument, document and agreement necessary to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of the Company and BSL and the consummation by each of them of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors, and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, by either the Company or BSL, other than securing the approval of the Company's shareholders. The Company shall use its best efforts to secure required its shareholders' approval, including without limitation its shareholders' approval of the execution and delivery of this Agreement by the Agent and performance of the Agent's obligations hereunder, in accordance with the provisions of Section 6.01(j) hereof. Subject to obtaining such shareholder approval, this Agreement has been duly and validly executed and delivered by each of the Company, BSL and the Agent and constitutes a legal, valid and binding obligation of each of them and is enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.04. Approvals and Consents. The execution and delivery of this Agreement by the Company and BSL does not, and except as described in Section
4.04 of the Company Disclosure Letter and as described in Section 6.01(j) hereof, the performance by the Company and BSL of its or their obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or of notice under, any agreement, contract, lease, license, permit, note, instrument or other document to which the Company, any of its Subsidiaries, BSL, CMC or any BSL Partnership is a party or by which any of them is bound or to which any asset or property of any of them is subject, or

         (b) violate any Laws or Orders of a Governmental Authority, applicable to the Company, any of its Subsidiaries, BSL, CMC, any BSL Partnership or any of its or their respective assets or properties, or the articles of incorporation or bylaws (or other comparable charter or organizational documents, including the BSL Partnership Agreements) of the Company, any of its subsidiaries, BSL, CMC or any BSL Partnership, or

         (c) require any consent, approval or action of, or permit from, or filing, or registration with or notice to any Governmental Authority or other public or private third party.

         4.05. Financial Statements.

         (a) On or before the date hereof, the Company has delivered to Purchaser the following (collectively, the "Company Financial Statements"):

                  (i) a true and complete copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries, including BSL and CMC, as of December 31, 1995 and the related statements of operations, stockholders' equity, and cash flows and the report thereon by the Independent Accountants;

                  (ii) a true and complete copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries, including BSL and CMC, as of June 30, 1996 and the related statements of operations, stockholders' equity and cash flow for the fiscal period ended on such date (the "Interim Financial Statements"); and

                  (iii) an unaudited combined pro forma balance sheet of BSL and CMC as of June 30, 1996, giving effect to the transfers contemplated in the Related Assets and Liabilities Transaction and the Excluded Assets Transaction, and reviewed by the Independent Accountants (the "Pro Forma Balance Sheet").

         The parties have executed an acknowledgment identifying the Pro Forma Balance Sheet and the Interim Financial Statements. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), are in conformity with the books and records of the Company, and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries, including BSL and CMC (or BSL and CMC and the other Related Assets, in the case of the Pro Forma Balance Sheet), as at the respective dates thereof and the consolidated or combined, as applicable, results of their operations, stockholders' equity and cash flows for the respective periods then ended.

         (b) The amount of stockholders' equity, as shown in an unaudited combined balance sheet of BSL and CMC to be prepared by Purchaser (as contemplated by Section 11.05 hereof) as of the Closing on the Closing Date (on the same basis as the Pro Forma Balance Sheet, i.e., by giving effect to the transfers contemplated in the Related Assets and Liabilities Transaction and the Excluded Assets Transaction and by excluding the effect of the merger of BSL into the Purchaser), will not be less than the amount of stockholders' equity shown in the Pro Forma Balance Sheet.

         4.06. Absence of Certain Changes or Events. Except as set forth in
Section 4.06 of the Company Disclosure Letter, or as permitted by Article 6, since June 30, 1996 there has not been any:

         (a) (i) change, event or development having, or that would be reasonably expected to have an adverse effect on the Company with respect to the BSL Senior Living Business and/or on BSL, CMC or any BSL Partnership except in the ordinary course of business consistent with past practice and involving not more than $100,000 in the aggregate. Nothing herein shall be construed as requiring the Company to disclose to Purchaser generally known changes in the senior living business which may, could or would have an effect on the Company, BSL or Purchaser either prior to or after the Closing, it being understood and agreed that Purchaser and its members are sophisticated investors in and purchasers of companies in the senior living business and can and will keep themselves advised as to any such general developments.

         (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership to any of its officers, employees or former employees or individuals involved in the BSL Senior Living Business (collectively, "Personnel").

                  (ii) grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit;

                  (iii) adoption, creation or amendment of any Employee Plan of BSL or CMC;

                  (iv) employment agreement (written or verbal) made by the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership or to which any of them is a party; or

                  (v) other change in employment terms for any of the Personnel;

         (c) sale, lease, assignment or transfer of any of the Facilities, the BSL Leases, the BSL Management Contracts, BSL's partnership or member interests in the BSL Partnerships, the Development Projects or the Related Assets.

         (d) cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) of BSL, CMC or the BSL Senior Living Business except with respect to the Excluded Assets, and except in the ordinary course of business consistent with past practice and involving not more than $100,000 in the aggregate.

         (e) amendment, cancellation or termination of any agreement, contract, permit, license, note, instrument or other document or arrangement of the Company and its Subsidiaries (with respect to the BSL Senior Living Business), BSL, CMC, any BSL Partnership or the BSL Senior Living Business, except in the ordinary course of business consistent with past practice and involving not more than $100,000 in the aggregate.

         (f) capital expenditure or the execution of any lease, contract, license, sublease or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) or any incurring of liability therefor by the Company and its Subsidiaries (with respect to the BSL Senior Living Business), BSL, CMC, or any BSL Partnership, except with respect to the Excluded Assets and the Development Projects, and except in the ordinary course of business consistent with past practice and involving not more than $100,000 in the aggregate.

         (g) failure to operate the BSL Senior Living Business in the ordinary course consistent with past practice, which failure has resulted in an adverse effect with respect to (i) the preservation of the BSL Senior Living Business,
(ii) the availability to the Purchaser of the services of the Personnel involved in the BSL Senior Living Business or of BSL or CMC or (iii) the preservation for Purchaser of the goodwill of suppliers, customers, distributors and others having business relations with the Company with respect to the BSL Senior Living Business or BSL or CMC;

         (h) change in accounting methods or practices by the Company (with respect to the BSL Senior Living Business), BSL or CMC;

         (i) grant of a lien, mortgage, pledge or other encumbrance on any of the Related Assets or the BSL Assets, or the assets of any BSL Partnership, other than Permitted Exceptions;

         (j) declaration, setting aside for payment or payment of any dividend or distribution in respect of any capital stock of BSL or CMC or interest in any BSL Partnership or any redemption, purchase, or other acquisition of any of BSL's, CMC's or any BSL Partnership's equity securities or interests except distributions made in accordance with the applicable provisions of the BSL Partnership Agreements;

         (k) Debt, or any commitment to incur Debt, or any loan or guarantee incurred, entered into, made or agreed to be made by the Company and its Subsidiaries (with respect to the BSL Senior Living Business) or by BSL, CMC or any BSL Partnership, except for intercompany Debt with respect to the Development Projects;

         (l) liabilities incurred (other than for Debt) except as part of the Development Projects and except in the ordinary course of business and consistent with past practice and involving not more than $100,000 in the aggregate;

         (m) acceleration, termination, material modification, cancellation or threatened acceleration, termination, material modification or cancellation of any contract involving more than $100,000 in the aggregate to which the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership is a party or by which any of them is bound or to which any of the assets or properties of any of them is subject;

         (n) grant of any license or sublicense of any rights under or with respect to any intellectual property rights of the Company which relate to the BSL Senior Living Business or of BSL or CMC;

         (o) written agreement or, to the knowledge of the Company or BSL, oral agreement by the Company or BSL or any Key Employee to do any of the foregoing; or

         (p) other event or condition of any character (other than events or conditions affecting the economy generally or the senior living business generally and other than events in the ordinary course of business) known to the Company or BSL that individually or in the aggregate would reasonably be expected to have an effect that is materially adverse on BSL, CMC, a BSL Partnership or the BSL Senior Living Business.

         4.07 Accounts Receivable. The accounts receivable of BSL reflected on the Pro Forma Balance Sheet, and all accounts receivable arising since the date of the Pro Forma Balance Sheet, represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof, all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements in all material respects, and all of such accounts are collectible in the ordinary course of business or adequate loss reserves therefor have been established.

         4.08 Inventories. The values at which inventories of BSL are shown on the Pro Forma Balance Sheet have been determined in accordance with the normal valuation policy of the Company as described in the Company Financial Statements, consistently applied, and in accordance with GAAP. The inventories (and items of inventory acquired subsequent to June 30, 1996) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided on the Pro Forma Balance Sheet. All inventories not written off have been priced at cost on a first in, first out basis. The inventory and consumable supplies located at and used in connection with the operation of the BSL Facilities are in a good and useable condition in all material respects and sufficient in quantity and quality to operate those BSL Facilities which are currently operational in a manner consistent with the past practices of the Company and BSL.

         4.09. Legal Proceedings.

         (a) Except as set forth in Section 4.09(a) of the Company Disclosure Letter, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, investigation, audit, proceeding, labor dispute or arbitration proceeding (collectively, "Actions") pending or, to the knowledge of the Company or BSL, threatened or anticipated before any court, arbitrator or other public or private tribunal or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, relating to or affecting:

                  (i) BSL, CMC or a BSL Partnership, the BSL Assets or the assets of CMC or a BSL Partnership, or the operation of the BSL Senior Living Business as currently operated,

                  (ii) any Employee Plan of CMC or any trust or other funding instrument, fiduciary or administrator thereof, or

                  (iii) the transactions contemplated by this Agreement,

         (b) Neither the Company nor its Subsidiaries (with respect to the BSL Senior Living Business) nor BSL nor CMC nor any BSL Partnership is in default with respect to any Order of any Governmental Authority with respect to the BSL Senior Living Business and there are no unsatisfied uninsured judgments against the Company and its Subsidiaries, BSL, CMC or any BSL Partnership.

         4.10. Information Supplied. Each document filed by the Company, any Subsidiary of the Company, BSL, or CMC or by any of them on behalf of the BSL Partnerships with any Governmental Authority in connection with this Agreement and the other transactions contemplated hereby does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company or BSL with respect to information supplied in writing by or on behalf of Rockwood Living, Inc. or the Rockwood Living, Inc. Affiliates of Purchaser expressly for inclusion therein.

         4.11. Compliance with Laws and Orders.

         (a) BSL or the applicable BSL Partnership holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the leasing, management or operation of the BSL Facilities (other than the Development Projects) and the BSL Managed Facilities and for the lawful conduct of the BSL Senior Living Business (the "BSL Permits").

         (b) BSL or the applicable BSL Partnership is in compliance in all material respects with the terms of the BSL Permits held by it, and is not in violation of or default under any Law or Order of any Governmental Authority applicable to it.

         4.12. Compliance with Agreements: Certain Agreements.

         (a) Except as disclosed in Section 4.12(a) or 4.12(b) of the Company Disclosure Letter, none of the Company or its Subsidiaries (with respect to contracts that relate to the business, assets, prospects or operations of BSL, CMC or the BSL Senior Living Business) or BSL, CMC or any BSL Partnership is a party to, or bound by, any contract of any kind to be performed after the Closing Date pursuant to which it is obligated to spend more than $50,000 in any twelve month period and which is not subject to cancellation by it on thirty
(30) or fewer days' notice.

         (b) Section 4.12(b) of the Company Disclosure Letter lists the following contracts to which the Company (with respect to contracts that relate to the BSL Senior Living Business) or BSL, CMC or a BSL Partnership is a party:

                  (i) each BSL Management Contract;

                  (ii) each BSL Lease;

                  (iii) each BSL Partnership Agreement;

                  (iv) each agreement, contract or arrangement with any consultant, not terminable on 30 days' or less notice involving the payment of more than $50,000 per annum except architect agreements and contractor agreements for the Development Projects;

                  (v) each union or collective bargaining agreement;

                  (vi) each agreement contract, arrangement, commitment or obligation with any employee the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence any of the transactions contemplated by this Agreement;

                  (vii) each agreement, contract, arrangement, commitment or obligation with respect to any Key Employee involved in the BSL Senior Living Business other than salaries and benefits paid in the ordinary course of business;

                  (viii) each agreement or plan, including any bonus, incentive compensation, stock option, stock appreciation right, restricted stock or stock purchase agreement or plan, any of the benefits of which will be increased by, vested on an accelerated basis as a result of, or calculated or valued based on the occurrence of any of the transactions contemplated by this Agreement. It is understood and agreed that all of the foregoing in this clause (viii) is the responsibility of the Company;

                  (ix) each agreement, contract arrangement, commitment or obligation to which it is a party limiting in any material respect its freedom or the freedom of any Key

Employee to compete in any line of business with any person;

                  (x) each agreement, contract, arrangement, commitment or obligation evidencing any liability for Debt in excess of $100,000;

                  (xi) each agreement, contract, arrangement, commitment, understanding or obligation relating to it, its present or prospective business, operations, properties or assets in which any Key Employee has any interest, direct or indirect, including a description of any transactions between it and any Key Employee or any entity in which any Key Employee has any interest (other than transactions between any corporation and a publicly held corporation in which the Key Employee holds less than five percent (5%) of the issued and outstanding shares of capital stock); and

                  (xii) each oral contract or agreement with respect to any of the matters referred to in the foregoing clauses (i) through (xi) and any oral or written proposal to enter into any contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i) through (xi).

         (c) The Company has delivered or made available to Purchaser a correct and complete copy of each contract or agreement listed in Section 4.12(b) of the Company Disclosure Letter. With respect to each written agreement listed, to the Company's knowledge (based on a review of the files related to the BSL Senior Living Business maintained at the corporate offices of the Company, BSL and CMC, inquiries of employees located at the corporate offices of the Company, BSL and CMC and involved in the BSL Senior Living Business, and inquiries of the onsite administrators at the facilities), (A) the written agreement is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time or both could constitute a material breach or default or permit termination, modification or acceleration, under the written agreement and (C) no party has repudiated any term of the written agreement, and there are no pending renegotiations of or outstanding rights to renegotiate any material amounts paid or payable by or to the Company (with respect to the BSL Senior Living Business) or BSL, CMC or any BSL Partnership thereunder and no such person has made written demand for such renegotiation.

         4.13 Employees and Employee Benefit Plans

         (a) Employees. Section 4.13(a) of the Company Disclosure Letter contains a complete and accurate list of the name, hire date, base compensation, bonus and title of Key Employees employed in the operation of the BSL Senior Living Business. Except as provided by applicable law, the employment of all persons presently employed or retained by the Company, any Company Subsidiary or BSL in the operation of the BSL Senior Living Business is terminable at will, at any time and without advance notice.

         (b) Employee Plans. Section 4.13(b) of the Company Disclosure Letter contains a complete list of all Employee Plans. True and complete copies of each of the following documents for Employee Plans will be delivered to Purchaser by the Company subsequent to the date of this agreement but prior to the Closing
Date:

                  (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements and summary plan descriptions, all amendments thereto, and all annuity contracts or other funding instruments),

                  (ii) each Benefit Arrangement and a complete description of any such Benefit Arrangement which is not in writing and,

                  (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and Pension Plan.

         (c) Pension Plans. No Pension Plan is subject to the minimum funding requirements of Title I of ERISA or Section 412 of the Code or Title IV of ERISA. Except as disclosed in Section 4.13(c) of the Company Disclosure Letter, each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code
Section 401(a) and 501(a) and has been so qualified during the period from its adoption to date.

         (d) Multiemployer Plans. None of the Company, BSL, CMC nor any ERISA Affiliate contributes to, or has been obligated to contribute to, any Multiemployer Plan.

         (e) Welfare Plans. None of the Company, BSL, CMC nor any ERISA Affiliate has any present or future obligation to make any payment to or with respect to any present or former employee of the Company involved in the BSL Senior Living Business or of BSL or CMC pursuant to any retiree medical benefit plan, other than as may be required by federal or state law. None of the Company, BSL, CMC or any ERISA Affiliate has ever maintained, contributed to or been required to contribute to any "welfare benefit fund" as defined in Section 419(e) of the Code in connection with the BSL Senior Living Business. Each Welfare Plan employed in connection with the BSL Senior Living Business which is a "group health plan" as defined in Section 607(a) of ERISA, has been operated in compliance with provisions of Part 6 of Title I of ERISA and Sections 162(i) and 4980B of the Code at all times.

         (f) Compliance with Law. Each Welfare Plan, Pension Plan and Benefit Arrangement which covers or has covered employees of the Company involved in the BSL Senior Living Business or the employees of BSL, CMC or any ERISA Affiliate involved in the BSL Senior Living Business has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, Pension Plan or Benefit Arrangement, including but not limited to, ERISA and the Code.

         (g) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company involved in the BSL Senior Living Business, BSL or CMC that, individually or collectively, provides for the payment by the Company, BSL or CMC of any amount:

                  (i) that is not deductible under Section 162 or 404 of the Code; or

                  (ii) that is an "excess parachute payment" under Section 280G of the Code.

         (h) No Amendments. Except as disclosed in Section 4.13(h) of the Company Disclosure Letter, none of the Company, BSL, CMC nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans with respect to the BSL Senior Living Business or to amend or modify any existing Employee Plan in effect with respect to the BSL Senior Living Business.

         (i) No Acceleration of Rights or Benefits. Except as disclosed in
Section 4.13(i) of the Company Disclosure Letter or as provided by applicable law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock or any interest in any Pension Plan or Welfare Plan or the creation of rights under any severance, parachute or change of control agreement.

         (j) No Other Material Liability. No event has occurred in connection with any Employee Plan which would have a Material Adverse Effect on any of the Company, BSL, CMC or any ERISA Affiliate or any such Employee Plan, directly or indirectly under any statute, regulation or governmental order relating to any such Employee Plans.

         4.14 Taxes. The Company has filed all Tax returns which are required to have been filed in any jurisdiction with respect to the Company and each of the Subsidiaries, and has paid, before they have become delinquent, all Taxes shown to be due and payable on such returns and, to the knowledge of the Company, all other Taxes and assessments payable by the Company on behalf of itself or any of the Subsidiaries, to the extent the same have become due and payable, except for any Taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves to the extent required by, and segregated in accordance with, GAAP. Except as set forth in
Section 4.14 of the Company Disclosure Letter, (i) the Company has no knowledge of any proposed material Tax assessment against the Company or any of the Subsidiaries, (ii) to the knowledge of the Company all Tax liabilities of the Company and the Subsidiaries are adequately provided for on the books of the Company and (iii) to the knowledge of the Company all of the Tax returns previously filed by the Company and which, as of the date hereof, have not been audited by the applicable Governmental Authority having jurisdiction thereof, were true and correct in all material respects at the time filed by the Company. The Company has not received any notice of any past due or unpaid Tax or assessment which as of the date hereof has not been paid or is being contested in good faith by appropriate proceedings and is evidenced by an appropriate reserve on the Company's books.

         4.15. Labor Matters. Except as set forth in Section 4.09(a) of the Company Disclosure Letter, no complaint for sex, age, race or other discrimination claim or any unfair labor practice claim has been brought against the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership which is unresolved as of the date hereof. To the Company's and BSL's knowledge, the Company (with respect to the BSL Senior Living Business), BSL, CMC and each BSL Partnership have complied with all applicable state and federal labor Laws and Orders. Neither the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any of them. There are and have been no strikes, slowdowns, work stoppages, or lockouts at any of the BSL Facilities (or the BSL Managed Facilities, during the term of the BSL Management Agreement applicable thereto).

         4.16. Environmental Matters.

         Except as disclosed in Section 4.16 of the Company Disclosure Letter or in any of the reports referenced therein, (A) as applicable with respect to the BSL Managed Facilities, to the knowledge of the Company based solely on inquiries made to the applicable administrators, and (B) with respect to the BSL
Facilities:

                  (i) The Company (with respect to the BSL Senior Living Business), BSL, CMC and each BSL Partnership are, and at all times during their ownership or operation of the Facilities have been, in compliance in all material respects with all Environmental Laws.

                  (ii) There are no existing Environmental Claims against the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership nor has the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership received any notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by any of them.

                  (iii) The Company is not aware of any underground tank or other underground storage receptacle for Hazardous Substances currently located on the BSL Facilities or the BSL Managed Facilities.

                  (iv) There have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances in quantities exceeding the reportable quantities as defined under federal or applicable state law by the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership on, upon or into the BSL Facilities or the BSL Managed Facilities except as allowed by Environmental Laws. In addition, the Company and BSL are not aware (without independent investigation) that there have been any such releases by the Company's or BSL's corporate predecessors, and no releases in quantities exceeding the reportable quantities as defined under federal or state law on, upon, or into any real property in the vicinity of any of the BSL Facilities or BSL Managed Facilities other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the BSL Facilities or the BSL Managed Facilities.

                  (v) The Company and BSL are not aware of any PCBs or asbestos located at or on the BSL Facilities or the BSL Managed Facilities.

                  (vi) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than permits) or liens by, any governmental authority or quasi governmental entity relating to any Environmental Law which regulate, or bind the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership.

                  (vii) True and correct copies of all existing Environmental Reports, as well as all other written environmental reports, audits or assessments which have been conducted, either by the Company (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership or any person engaged by any of them for such purpose, at any BSL Facility or BSL Managed Facility or any facility formerly owned, managed or leased by the Company and its Subsidiaries (with respect to the BSL Senior Living Business) or BSL and which are in the possession of the Company, BSL, CMC or any BSL Partnership have been made available to the Purchaser.

         4.17. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Smith Barney, which has acted as a financial advisor to the Company and which shall be compensated by the Company for its services rendered in connection therewith.

         4.18. Insurance. Section 4.18 of the Company Disclosure Letter sets forth the insurance policies covering the operations of the BSL Senior Living Business in effect as of the date hereof, including the policy numbers, terms, identity of the insurers and amounts and nature of coverage. All of such policies (or replacements thereof) are now and will be until Closing in full force and effect, with no premium average. True and correct copies of all such policies and any endorsements thereto have been or will be made available to Purchaser for its review prior to Closing. Neither the Company nor BSL nor CMC nor any BSL Partnership has received any written notice of any actual or proposed cancellation or limitation of coverage or non-coverage under any such policies and the Company (with respect to the BSL Senior Living Business),

BSL, CMC and each BSL Partnership are in compliance (or are in the process of complying) with all underwriter requirements and recommendations of which any of them has been notified.

         4.19. Intellectual Property.

         (a) Neither the Company nor any of the Subsidiaries has received protection under Federal or state law of any trademarks, trade names, logos, service marks, patents, patent rights, assumed names, trade secrets or copyrights used by them in their business.

         (b) The Company has implemented, and is actively engaged in, a program designed to monitor the compliance at the corporate office of the Company and its Subsidiaries, including BSL and CMC, with applicable laws governing the licensure of the computer hardware and software used by them in their business. Such a compliance program has not yet been implemented at each of the BSL Facilities and is not anticipated to be implemented at the BSL Managed Facilities. Nothing herein shall be construed as a representation or warranty by the Company that the use by the Company and the Subsidiaries is in full compliance with all applicable hardware and software licensure laws and/or that the trademarks, trade names, logos, service marks, patents, patent rights, assumed names, trade secrets or copyrights used by the Company do not infringe on or violate the rights of any third parties; provided, however, that except with respect to certain copyright violations which have been corrected as of the date hereof, none of the Company, BSL and CMC has received notice of, or has knowledge of, any such infringement or claimed infringement.

         4.20. Certain Assets.

         (a) The Company (with respect to the Related Assets), BSL, CMC and/or the BSL Partnerships have good and marketable title to, or valid fee simple title or leasehold interests in, as applicable, or valid rights under contract to use, all tangible property and assets owned and/or used in the conduct of the BSL Senior Living Business (including all BSL Assets and Related Assets reflected on the Pro Forma Balance Sheet), other than property or assets disposed of since June 30, 1996 in the ordinary course of business. The BSL Assets and Related Assets include all the tangible assets reasonably necessary to the BSL Senior Living Business as is currently conducted.

         (b) The title of the Company (with respect to the Related Assets), and BSL, CMC and each BSL Partnership with respect to the assets described in clause
(a) is free and clear of all Liens other than (i) the Permitted Exceptions and
(ii) any Lien which shall be satisfied and released of record as of the Closing Date. All such property and assets are in good working order, condition and repair (ordinary wear and tear excepted) and, adequate and suitable for the purposes for which they are presently being used.

         (c) Neither the Company nor BSL nor CMC nor any BSL Partnership has received notice of any pending or threatened condemnation or taking by power of eminent domain or otherwise of any of the assets described in clause (a) or any notice of any tax or special lien or assessment which would not be paid in full by the Closing Date and for which BSL, CMC or any BSL Partnership would be liable.

         (d) Except as set forth in Section 4.20(d) of the Company Disclosure Letter, none of the Company, BSL, CMC or the BSL Partnerships has received notice of noncompliance of any of the assets described in clause (a) with applicable building or zoning codes and ordinances.

         4.21. No Other Agreements to Sell the Assets or Capital Stock of BSL. Neither the Company nor BSL has any legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of the Related Assets, the BSL Assets or to sell or effect a sale of the capital stock of BSL or, except as contemplated herein, to effect any merger, consolidation or other reorganization of the Company, BSL, CMC or any BSL Partnership or to enter into any agreement or cause the entering into of an agreement with respect thereto.

         4.22. Books and Records. BSL and the Company have made and kept (and given the Purchaser access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries (including BSL and CMC) and the BSL Partnerships with respect to the BSL Senior Living Business. Neither the Company (with respect to the BSL Senior Living Business) nor BSL nor CMC nor any BSL Partnership has engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and its Subsidiaries.

         4.23. Americans With Disabilities Act Compliance. The BSL Facilities listed in Section 4.23 of the Company Disclosure Letter are being constructed by or on behalf of BSL and all such construction has been in full compliance with the Americans with Disabilities Act (the "ADA"). None of the Company, BSL, CMC or any BSL Partnership has received any notice to the effect that, or has otherwise been advised that, any of the BSL Facilities or the BSL Managed Facilities is not in compliance with the ADA.

         4.24. Undisclosed Liabilities. The Company has not failed to disclose to the Purchaser any liabilities--whether fixed or contingent--actually known to it as of the date hereof and not otherwise disclosed or taken into account in the Company Financial Statements or in the schedules or exhibits hereto or the Company Disclosure Letter.

         4.25. Material Misstatements Or Omissions. No representations or warranties by the Company or BSL in this Agreement nor any document, exhibit, statement, certificate, schedule or other information furnished or to be furnished to Purchaser (or its members) pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         4.26 Development Projects. In connection with the Development Projects, the Company and BSL represent and warrant as follows:

         (a) A true and correct copy of each construction contract for the Development Projects (including all change orders thereto) has been delivered to Purchaser for its approval and acceptance as to form and content. Neither the Company nor BSL has received or anticipates receiving, from any contractor, any notice of default or notice of intention to suspend or not to commence any work.

         (b) The Approved Budgets for Development Projects have been prepared by BSL and reflect BSL's estimation of the total costs and expenses to be incurred in connection with the Development Projects after taking into account the requirements of this Agreement. The construction schedule for the Development Projects is realistic and feasible.

         (c) Neither the Company nor BSL has directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, entitlements, permits or other similar development rights with respect to the Development Projects, including those rights, entitlements, permits, privileges or attributes arising under any zoning or land use ordinance or other Governmental authorization or requirement, except assignments required for the existing financing of the Development Projects, including without limitation sale/leaseback financing.

                                    ARTICLE V
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Purchaser does hereby represent and warrant to the Company and to BSL as follows:

         5.01. Organization and Qualification.

         (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has, or as of Closing will have, full power and authority under the Delaware Limited Liability Company Act to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, including the assets and properties to be acquired by it pursuant to the terms of this Agreement

         (b) Purchaser is or prior to the Closing Date will be duly qualified to do business in, and validly existing and/or in good standing under the laws of, Oregon and each of the states listed in Section 4.01(c) of the Company Disclosure Letter.

         (c) Purchaser does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

         5.02. Authority Relative to this Agreement. Purchaser has full power and authority as a Delaware limited liability company to enter into this Agreement and each other instrument, document and agreement necessary to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly approved by the Executive Committee of Purchaser and no other proceedings on the part of Purchaser as a Delaware limited liability company or its members are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.03. Approvals and Consents. Subject to obtaining such consents or making such filings as are referred to in Section 4.04 hereof or in Section 4.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or of notice under, any agreement, contract, lease, license, permit, note, instrument or other document to which Purchaser is a party or by which it is bound or to which any of the assets or properties of Purchaser are subject; or

         (b) violate any Laws or Orders of any Governmental Authority applicable to Purchaser or any of its assets or properties, or the Operating Agreement; or

         (c) require any consent, approval or action of, or permit from, or filing or registration with or notice to any Governmental Authority or other public or private third party.

         5.04. Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting, nor to the knowledge of Purchaser are there any investigations or audits by Governmental Authorities pending or threatened against, relating to or affecting Purchaser or any of its assets and properties.

         5.05. Information Supplied. Each document filed by Purchaser with any Governmental Authority in connection with this Agreement and the other transactions contemplated hereby, solely to the extent based on information provided by Rockwood Living, Inc., does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.06. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person has been engaged by it and is or will be entitled to any broker's or finder's fee or any other commission or similar fee from it in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                              PRE-CLOSING COVENANTS

         6.01. Company. The Company covenants, between the date hereof and the Closing, that:

         (a) BSL, CMC and the Company shall conduct the BSL Senior Living Business and pursue the Development Projects in the ordinary course consistent with past practices and preserve intact their business organization, keep available the services of their officers and employees in the ordinary course of business and use their commercially reasonable best efforts to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them.

         (b) None of the Company and its Subsidiaries (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership shall commit or omit to do any act that would cause a breach of any agreement, commitment or covenant of any of them contained in this Agreement or cause the representations and warranties as set forth in this Agreement to become untrue in any material respect as of the Closing Date.

         (c) Except with respect to the assets which are the subject of the Excluded Assets Transaction, none of the Company, its Subsidiaries, BSL, CMC or any BSL Partnership shall make any material change in the operation of the BSL Senior Living Business or sell or agree to sell all or any portion of the BSL Senior Living Business or the assets thereof (other than sales of machinery, equipment and inventory in the ordinary course of business) or otherwise enter into, terminate, modify or amend any agreements materially affecting any of the Facilities or the operation thereof, without the prior written consent of Purchaser which consent, in the case of terminations, modifications to or amendments of any such agreements shall not be unreasonably withheld.

         (d) Except with respect to the assets which are the subject of the Excluded Assets Transaction, each of BSL, CMC and the BSL Partnerships shall maintain its assets, and the Company shall maintain the Related Assets, in the same condition as they are in at the date hereof, ordinary wear and tear, insured casualty loss and taking by eminent domain excepted.

         (e) Except in connection with the Development Projects, none of BSL, CMC or any BSL Partnership shall purchase an equity interest in, or the assets of, any corporation, partnership or other entity, or create or permit any Lien on any asset, except for Permitted Exceptions, or create, assume, incur or guarantee any Debt.

         (f) Except in the ordinary course of business and consistent with past practice, there shall be no increase in the compensation of any of the Personnel or any consultant, nor shall there be any new employment, severance or other agreement with any of the Personnel or any consultant (other than any such agreements executed by the Purchaser).

         (g) During normal business hours, the Company and BSL will provide Purchaser, its agents and employees (or cause them to be provided) with access on twenty-four (24) hours notice to the books and records of the Company and its Subsidiaries, BSL, CMC and the BSL Partnerships to the extent related to the BSL Senior Living Business, provided they do not unreasonably interfere with the operations of the Company or its Subsidiaries or BSL.

         (h) None of the Company or its Subsidiaries or BSL, and none of the officers, directors, advisors or others authorized to act on behalf of any of them shall directly initiate or solicit discussions relating to any alternative acquisition proposal or similar transaction including, without limitation, a merger or other business combination involving, to any extent, BSL, CMC or any BSL Partnership or offer to acquire or convey in any manner, directly or indirectly, all or substantially all of the equity interest in, or the voting securities of, the Company, BSL, CMC or any BSL Partnership or the assets of any them (limited in the Company's case to the stock of BSL and the Related Assets), provided, however, that public announcements of the transaction contemplated by this Agreement and responses to inquiries received thereafter shall not be prohibited hereby and that the Company shall not be deemed to be in breach of its obligations hereunder in the event the Board of Directors determines, prior to the approval of the transactions provided for herein and of the Excluded Assets Transaction, the Freedom Village Transaction and the Healthcare Transaction by the shareholders of the Company, in the exercise of its fiduciary duties, that the Company is required to provide information in response to any acquisition or merger proposals or discussions which are initiated by a third party; and provided, further, that nothing herein shall be construed as prohibiting the Company from pursuing the pending negotiations with respect to the Healthcare Transaction or the Excluded Assets Transaction.

         (i) Except as required for the reincorporation of BSL in the State of Delaware, if the parties agree to do so before Closing as provided herein, neither the Articles of Incorporation nor the Bylaws of any of BSL or CMC nor the BSL Partnership Agreements shall be amended without the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

         (j) The Company shall promptly submit this Agreement and the transactions contemplated herein, including the Healthcare Transaction and the Excluded Assets Transaction, for approval by, at a meeting of, its shareholders. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company has agreed to recommend to its shareholders approval of the Merger and the Related Assets and Liabilities Transaction, the Freedom Village Transaction, the Healthcare Transaction and Excluded Assets Transaction. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall use its reasonable efforts to obtain its shareholders' approval and adoption of this Agreement and the transactions contemplated hereby. Subject to the notice requirements of the Oregon Act, such meeting shall be held as soon as practicable following the execution of this Agreement.

         (k) None of BSL, CMC and the BSL Partnerships shall declare or pay any dividend or other distribution to the Company or any other person, except in the case of a BSL Partnership, in accordance with the applicable BSL Partnership Agreement.

         (l) During construction of the Development Projects, the Company and BSL shall maintain or cause to be maintained the following insurance coverages relating to the Development Projects, which will be effective no later than the date of commencement of construction:

                  (1) builder's risk (or equivalent coverage) insurance upon any work done or materials furnished under the construction contracts except excavations, foundations and any other structures not customarily covered by such insurance, such policies to be written in completed value form for 100% of the insurable value of the improvements therefor;

                  (2) workers' compensation and employer's liability insurance covering all Personnel and employees of contractors and subcontractors in amounts required by law;

                  (3) automobile liability insurance covering owned, nonowned and hired automobiles of contractors and subcontractors in an amount not less than $1,000,000 combined single limit; and

                  (4) commercial general liability insurance, including umbrella coverage, with combined coverage in amounts not less than $1,000,000 liability for personal injury for each occurrence and $2,000,000 in the aggregate and $1,000,000 for property damages for each occurrence and $2,000,000 in the aggregate.

         (m) The Company and BSL shall provide and continuously maintain insurance coverages for the BSL Senior Living Business in such amounts and types as are currently maintained by them.

         (n) The Company and BSL shall promptly pay all costs, expenses and obligations as and when due in respect of the Development Projects. Further, the Company and BSL shall not amend or modify the Approved Budgets for Development Projects without approval of Purchaser.

         (o) No construction of the Development Projects shall be undertaken except as shown in and in accordance with the construction plans and specifications approved by the Purchaser.

         (p) The Company shall deliver to Purchaser promptly upon request the names of all persons with whom the Company has contracted or intends to contract for any material work on the Development Projects. No change orders for any of the Development Projects shall be effective without the prior written approval of Purchaser, except any change order that does not (i) extend the completion date, (ii) involve an increase in the approved construction cost of more than $5,000 for any one item or $10,000 in the aggregate, or (iii) adversely affect the exterior of the improvements or otherwise adversely affect any aspect of the aesthetics of the improvements. Notwithstanding the foregoing, all change orders with respect to the DeAnza and Mesa Development Projects shall require Purchaser's approval if the Company wishes to seek reimbursement therefor under the Advance Reimbursement provisions hereof. The Company shall not suffer or permit any breach or default to occur in any of the obligations of the Company or BSL under any construction contract or contracts with the architects or the engineers or any other contract necessary for the continued full ownership, construction, operations, maintenance and enjoyment of the Development Projects, nor shall the Company suffer or permit the same to terminate by reason of any failure of the Company or BSL to meet any requirements thereof whatsoever.

         (q) All monies sought to be reimbursed to the Company in respect of the Advance Reimbursement shall have been used (to the extent provided in the definition of Advance Reimbursement) to acquire, construct, or develop the Development Projects in accordance with the Approved Budgets for Development Projects, and on Closing Purchaser shall receive lien waivers, releases or subordinations in form and substance reasonably satisfactory to Purchaser in respect of all expenditures included in the Advance Reimbursement for which such lien waivers, releases or subordinations are appropriate.

         (r) The Company and BSL shall promptly notify Purchaser of the occurrence or existence of any event or circumstance which is or could reasonably be expected to be a breach of the representations, warranties and covenants of the Company and BSL relating to the Development Projects.

         (t) The Company shall prepare and file all returns for Taxes of the Company and its Subsidiaries for all taxable years and other periods ending on or prior to or including the Closing Date.

         6.02. Purchaser. Purchaser covenants that, without the prior written consent of the Company, between the date hereof and the Closing:

         (a) It shall not commit or omit to do any act that would cause a breach of any agreement, commitment or covenant contained in this Agreement or cause the Purchaser's representations and warranties as set forth in this Agreement to become untrue in any material respect as of the Closing Date; and

         (b) Purchaser shall cause replacement letters of credit to be issued with respect to the letters of credit listed in Paragraph 10 of Schedule 4.12 of the Company Disclosure Letter, on or before the Closing Date.

         6.03. Mutual Covenants. Following the execution of this Agreement and until the Closing Date:

         (a) The Company and Purchaser shall cooperate with each other and use their commercially reasonable efforts to procure all necessary and appropriate consents and approvals, complete and file all necessary and appropriate applications, notifications, filings and certifications, satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the transactions contemplated hereby (without conditions adverse to any of the Purchaser, the Company or any of its Subsidiaries, BSL, CMC, the BSL Partnerships and the Surviving Entity).

         (b) At least 5 days prior to the Closing Date, the Independent Accountants shall review and comment upon a schedule which will be prepared by BSL allocating the Merger Consideration and the Related Assets Consideration among the BSL Assets and the Related Assets, which schedule when completed will be attached to this Agreement as Schedule 12. The Independent Accountants' fees and expenses in connection with preparing such allocation schedule will be paid by the Company pursuant to Section 12.7 hereof.

         (c) The Company and Purchaser shall deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein;

         (d) The Company and Purchaser shall confer with each other on a regular basis, report on material operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen would have, a material adverse effect on such party or on BSL, CMC, a BSL Partnership or the Surviving Entity, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein;

         (e) The Company and Purchaser shall promptly provide each other (or its counsel) with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

         (f) Each of the Company, BSL and Purchaser will use its commercially reasonable efforts to obtain prior to the Closing Date all permits, consents, approvals, authorizations, licenses and other orders (and make such filings with any third party or Governmental Authority) (the "Third Party Consents") that each such party is required to obtain (or make) in order to permit (without conditions adverse to any of them or to CMC, any BSL Partnership or the Surviving Entity) the consummation of the Merger and other transactions contemplated by this Agreement (including, but not limited to, such licensure and certification approval in each of the states in which the Facilities are located as may be necessary to enable Purchaser to consummate the Merger) and the consent of lenders, lessors and other third parties (without conditions adverse to any of them or to CMC, any BSL Partnership or the Surviving Entity) to the extent required under any loan documents, lease agreements, management agreements, partnership agreements or other instruments or documents to which the Company or its Subsidiaries (with respect to the BSL Senior Living Business), BSL, CMC or any BSL Partnership is a party. Each of the Company, BSL and Purchaser shall reasonably cooperate with each other (not including incurring any substantial additional liabilities or obligations, other than costs and expenses which another party has agreed to reimburse) in connection with a party's efforts to obtain Third Party Consents which it is required to obtain; provided, however, nothing herein shall be construed as requiring Purchaser or any member thereof to provide a guaranty or other security in order to obtain said Third Party Consents.

         (h) The parties shall consult with each other prior to the issuance by either party of any press release or any written statement with respect to this Agreement or the transaction contemplated hereby.

                                   ARTICLE VII
                              PURCHASER CONDITIONS

         7.01. The obligation of Purchaser to consummate the Merger and the Related Assets and Liabilities Transaction is subject to the fulfillment, or to the Purchaser's written waiver thereof, prior to or at the Effective Time, of each of the following conditions:

         (a) The representations and warranties of the Company and BSL contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true and correct at and as of the Closing Date as though such representations and warranties were then again made, except for any breaches thereof or inaccuracies therein as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The Company shall have performed and complied in all material respects with all covenants, conditions and agreements contained herein required to be performed or complied with by the Company prior to or at the Closing.

         (c) Except for such licenses to be issued or transferred by Governmental Authorities as may be required in connection with the operation of the Facilities but which cannot be obtained until after Closing occurs as a result of the applicable rules, procedures and practices governing the transfer of facilities such as the Facilities and the re-licensure thereof in the name of the new owner or operator thereof, either (i) no permits, consents, approvals, authorizations, licenses or other orders or filings with any third party or any Governmental Authority shall be necessary in connection with the authorization, execution, delivery and performance by the Company or BSL of all documents in connection with the Merger and the Related Assets and Liabilities Transaction, or (ii) the Company or BSL shall have obtained all such permits, consents, approvals, authorizations, licenses or other orders (without conditions which would materially adversely affect the Purchaser, BSL, CMC, any BSL Partnership or Surviving Entity) or made such filings with such third parties or Governmental Authorities as are necessary to obtain all such permits, consent approvals, authorizations or other orders (without conditions which would materially adversely affect the Purchaser, BSL, CMC, any BSL Partnership or Surviving Entity).

         (d) The Company shall have delivered (i) a certificate of legal existence, as of a date within ten (10) days of the Closing Date, of each of BSL and CMC by the Secretary of State of Oregon, (ii) a certificate of legal existence or good standing issued by the Secretary of State in the state of formation for each BSL Partnership, and (iii) a certificate of legal existence or good standing for each of BSL and CMC issued by the Secretary of State (or applicable Governmental Authority) in every other state in which either of them is doing business.

         (e) The Company shall have delivered to Purchaser fully executed (i) in the case of GECC, General Electric Real Estate Credit Corporation ("GERECC") and Claremont Management Company, a document in the form attached as Exhibit C-1 hereto, (ii) in the case of GECC, a document in the form attached as Exhibit C-2, (iii) in the case of Health Care Properties Investors, Inc. documents substantially in the form attached as Exhibit C-3, C-4, and C-5 hereto, (iv) in the case of Nationwide Health Properties, Inc., documents in the form attached as Exhibits C-6, C-7 and C-8 hereto, (v) in the case of the limited partners of Calaroga Terrace Limited Partnership and Carpenters Creek Limited Partnership, ballots in the form attached as Exhibit C-9 and C-10 hereto, respectively, evidencing the affirmative vote and consent of the requisite number of limited partners (as required by the applicable partnership agreement) to the transactions contemplated hereby, (vi) in the case of the members (other than BSL) of the DeAnza Alzheimer's Care Facility, LLC, a document in the form attached as Exhibit C-11 hereto, (vii) in the case of each BSL Partnership which is a landlord under a BSL Lease, documents in the form attached as Exhibits C-12 and C-13 hereto, and (viii) in the case of each owner under a BSL Management Contract, a document substantially in the form attached as Exhibit C-14 hereto provided, however, that if any such owner which is not controlled by one or more Key Employees or affiliates thereof, fails or refuses to execute such a document, the Company, in substitution therefor, shall execute and deliver to Purchaser a statement in form and substance reasonably acceptable to Purchaser with respect to the matters set forth in the form, of such document), and (ix) in the case of GERECC, a document in the form attached as Exhibit C-16 hereto.

         (f) The Company shall have delivered to Purchaser evidence that the intercompany liability of the Company owing to BSL has been paid in full. The Company and BSL represent that the amount of such a liability was $2,198,785.00 as of June 30, 1996.

         (g) The Company shall have delivered to Purchaser an opinion of counsel to the Company, dated as of the Closing Date, in form and substance satisfactory to the Purchaser, as to customary matters. In rendering such opinion, counsel may rely as they deem advisable as to factual matters, upon certificates and assurances of public officials and officers of the Company and BSL.

         (h) The Company shall furnish the Purchaser with certificates evidencing compliance with the conditions set forth in this Article 7 as may be reasonably requested by Purchaser.

         (i) Each of the Company and BSL shall have delivered to the Purchaser a secretary's certificate certifying the truth and completeness of (i) director and stockholder corporate resolutions, fully and properly executed, evidencing authorization of the Company or BSL, and the Agent, as the case may be, to execute, deliver and perform under the terms of this Agreement, including the Other Required Agreements and the exhibits hereto, which resolutions shall be attached to said certificate, and (ii) BSL's articles of incorporation and bylaws, copies of which shall also be attached to said certificate.

         (j) No order shall be in effect restraining, enjoining or otherwise preventing the Closing.

         (k) The following agreements shall be executed and delivered to Purchaser by the other parties thereto prior to or at the Closing (collectively, the "Other Required Agreements"):

                  (i) a Lease Agreement in form attached hereto as Exhibit D duly executed by an individual authorized to act on behalf of the Company effective immediately after the closing of the Healthcare Transaction;

                  (ii) a Shared Services Agreement in the form attached hereto as Exhibit E duly executed by an individual authorized to act on behalf of the Company effective immediately after the closing of the Healthcare Transaction;

                  (iii) the Company shall have delivered or caused to be delivered Non-Competition Agreements in the form attached hereto as Exhibit F duly executed by Messrs. A. E. Brim, John Miller and Steven Taylor; and

                  (iv) the Escrow Agreement.

         (l) General Electric Credit Equities, Inc. shall have released its security interest in BSL's special limited partnership interest in the Carpenter's Creek Partnership, by the execution of the release and related documents in the forms attached hereto as Exhibit C-15 hereto.

         (m) The Freedom Village Transaction and the Excluded Assets Transaction shall be consummated or all of the documents and consideration necessary for the consummation thereof shall have been executed and delivered into escrow and the only condition for the release of said documents and consideration from escrow shall be the confirmation that the Merger and Related Assets and Liabilities Transaction have been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject.

         (n) Intentionally Omitted.

         (o) The Operating Agreement shall not have terminated due to any action taken by any of the Members thereof other than Rockwood Living, Inc.

         (p) There shall not have occurred any event or events constituting or having after June 30, 1996, either individually or in the aggregate, a Material Adverse Effect.

         (r) Each of A. E. Brim, James M. Williams and K. David McAllister shall have executed and delivered to the Purchaser a Section 7.O1(r) Agreement in the form attached hereto as Exhibit G.

                                  ARTICLE VIII
                               COMPANY CONDITIONS

         8.01. The obligation of the Company to consummate the Merger and the Related Assets and Liabilities Transaction is subject to the fulfillment, or to the Company's written waiver thereof, prior to or at the Effective Time, of each of the following conditions:

         (a) The representations and warranties of the Purchaser contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the Closing Date as though such representations and warranties were then again made.

         (b) The Purchaser shall have performed and complied in all material respects with all covenants, conditions and agreements contained herein required to be performed or complied with by the Purchaser prior to or at the Closing.

         (c) Purchaser shall have caused replacement letters of credit to be issued with respect to the letters of credit listed in Paragraph 10 of Schedule
4.12 of the Company Disclosure Letter.

         (d) Except for such licenses to be issued or transferred by Governmental Authorities as may be required in connection with the operation of the Facilities but which cannot be obtained until after Closing occurs as a result of the applicable rules, procedures and practices governing the transfer of facilities such as the Facilities and the re-licensure thereof in the name of the new owner or operator thereof, either no permits, consents, approvals, authorizations, licenses or other orders or filings with any third party or any governmental authority shall be necessary in connection with the authorization, execution, delivery and performance by the Company or BSL of all documents in connection with the Merger and the Related Assets and Liabilities Transaction, or, except to the extent failure to do so would not have a Material Adverse Effect, the Company or BSL shall have obtained all such permits, consents, approvals, authorizations, licenses and other orders (without conditions which would be materially adverse to the Surviving Entity) or made such filings with such third parties or Governmental Authorities as are necessary to obtain all such permits, consents, approvals, authorizations or other orders (without conditions which would be materially adverse to the Surviving Entity) provided, however, that the foregoing shall not be a condition to the Company's obligation to close in the event the Purchaser waives the Company's inability to secure the same and from and after the Closing indemnifies, defends and holds harmless the Company from and against any Losses which it may incur as a result thereof.

         (e) Purchaser shall have delivered a certificate of legal existence and/or of good standing as of a date within ten (10) days of the Closing Date issued by the Secretary of State of Delaware and of every other state in which BSL was doing business immediately prior to the Closing.

         (f) The Operating Agreement shall not have terminated due to any action taken by Rockwood Living, Inc. or its failure to take any action it is obligated to take.

         (g) Purchaser shall have delivered to the Company an opinion of counsel to Purchaser, dated as of the Closing Date, in form and substance satisfactory to the Company, as to customary matters. In rendering such opinion, counsel may rely as they deem advisable as to factual matters, upon certificates, and assurances of the Purchaser and public officials, and as to matters governed by Oregon law Purchaser's counsel may assume that Oregon law is the same as Illinois law.

         (h) The Purchaser shall furnish the Company with certificates evidencing compliance with the conditions set forth in this Article 8 as may be reasonably requested by the Company.

         (i) The Purchaser shall have delivered to the Company a Member's certificate certifying the truth and completeness of (i) resolutions, fully and properly executed, evidencing authorization of the Purchaser to execute, deliver and perform under the terms of this Agreement, including the Other Required Agreements and the exhibits hereto, which resolutions shall be attached to said certificate; and (ii) Purchaser's Certificate of Formation, a copy of which shall also be attached to said certificate.

         (j) No order shall be in effect restraining, enjoining or otherwise preventing the Closing.

         (k) The Purchaser shall have executed and delivered to the Company the Other Required Agreements.

         (l) The Freedom Village Transaction shall be consummated or all of the documents and consideration necessary for the consummation thereof shall have been executed and delivered into escrow and the only condition for the release of said documents and consideration from escrow shall be the confirmation that the Merger and Related Assets and Liabilities Transaction have been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject (provided that the Company's or BSL's failure to execute and deliver any documents that they are required to execute and deliver pursuant to the agreements relating to the Freedom Village Transaction shall not excuse the Company's or BSL's performance hereunder).

         (m) The Healthcare Transaction shall be consummated or all of the documents and consideration necessary for the consummation thereof shall have been executed and delivered into escrow and the only condition for the release of said documents and consideration from escrow shall be the confirmation that the Merger and Related Assets and Liabilities Transaction have been consummated or the parties hereto are prepared to consummate the same, there being no other terms or conditions to which consummation of the same are subject (provided that the Company's or BSL's failure to execute and deliver any documents that they are required to execute and deliver pursuant to the agreements relating to the Healthcare Transaction shall not excuse the Company's or BSL's performance hereunder).

                                   ARTICLE IX
                             POST-CLOSING COVENANTS

         9.01. Certain Gain Recognition. The Company and BSL will recognize, on the Company's consolidated federal income tax return for taxable year 1996, a gain equal to the amount of the goodwill and going concern value of the Company and BSL transferred to the Purchaser as a result of the Merger and the Related Assets and Liabilities Transaction (and each of the Company and BSL shall make the election required by Section 197(f) of the Code). The amount of such goodwill and going concern value will be determined in accordance with the allocation of the purchase price contemplated by Section 6.03(b) hereof. The Company agrees to recognize and pay federal income tax at a 35% rate on the amount of gain specified in this paragraph, notwithstanding any loss, deduction, credit or other allowance or offset to which it may otherwise be entitled under any provision of the Code or the regulations promulgated thereunder.

                                    ARTICLE X
                                   TERMINATION

         10.01. Termination. This Agreement may be terminated by the parties hereto upon the following conditions:

         (a) By mutual consent of the parties;

         (b) By Purchaser, if the conditions to Closing set forth in Section
7.01 have not been satisfied or waived by the Outside Closing Date.

         (c) By the Company if the conditions to Closing set forth in Section
8.01 have not been satisfied or waived by the Outside Closing Date.

         10.02. Rights on Termination. Each party's right of termination under
Section 10.01 of this Agreement is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
Section 10.01, all further obligations of the parties under this Agreement will terminate, except that the obligations under Section 12.07 of this Agreement and under the Confidentiality Agreement dated May 8, 1996 (the "Confidentiality Agreement") will survive; provided, however, that if this Agreement is terminated by a party because of a breach of this Agreement by the other party then except as provided in Section 10.03 hereof the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         10.03. Default Fee. As security for the obligations of Purchaser hereunder, Rockwood Living, Inc. has deposited with Key Bank of Oregon concurrently with the execution of this Agreement cash or its irrevocable letter of credit in the face amount of $250,000 issued by Bank of America (Illinois), N.A. In the event this Agreement is terminated by the Company as a result of a breach by Purchaser of its obligations under this Agreement or the obligations of the purchaser in the Freedom Village Transaction, the Company's sole remedy in the event of such breach shall be to draw against the Letter of Credit and the amount drawn shall constitute liquidated damages. Purchaser and the Company acknowledge and agree that this Section 10.03 shall be the Company's exclusive remedy with respect to the Merger, the Related Assets and Liability Transaction and all other transactions contemplated by this Agreement in the event such transactions are not consummated.

                                   ARTICLE XI
                                 INDEMNIFICATION

         11.01. By Purchaser. In the event the Closing occurs, then from and after the Closing Purchaser shall defend, indemnify and hold harmless the Company from any Losses arising from or attributable to (i) claims made by third parties against the Company for payment or satisfaction of liabilities or obligations related to the assets, liabilities, operations and business of the BSL Senior Living Business (except to the extent such liabilities or obligations are by the express provisions of Sections 11.02(a)(i), (b) or (c) of this Agreement or provisions of the agreements relating to the Freedom Village Transaction the liability or responsibility of Company), and (ii) the operations of the Surviving Entity after the Closing Date.

         11.02. By Company. In the event the Closing occurs, then from and after the Closing:

         (a) The Company shall indemnify and hold harmless the Purchaser, CMC and the Surviving Entity against all Losses incurred by any or all of them arising from:

                  (i) liabilities and obligations of the Company and its Subsidiaries, including liabilities and obligations related to the assets, operations, liabilities and business that are retained by, or the liability or responsibility of the Company pursuant to the Healthcare Transaction but specifically excluding liabilities, obligations and Losses (x) which are the responsibility of the Purchaser under Section 11.01 hereof; or (y) which relate to the assets or liabilities which are the subject of the Excluded Assets Transaction (except to the extent such liabilities and obligations are by the express terms of the agreement relating to the Excluded Asset Transaction the liability or responsibility of the Company), and

                  (ii) a breach by the Company or BSL of its representations and warranties, or a breach by the Company of its covenants, set forth in this Agreement.

         (b) Without limiting in any way the obligations of the Company under
Section 11.02(a) hereof, and notwithstanding any limitation contained in any provision of this Agreement (including, without limitation, Section 11.05 hereof), the Company shall indemnify and hold harmless the Purchaser, CMC and the Surviving Entity against:

                  (i) all Income Taxes of the Company and its Subsidiaries, including BSL and CMC, for each taxable year or other period ending on or before or including (for the portion of the taxable year through the close of business on) the Closing Date, including, without limitation, all Taxes that may be or become payable in respect of the matters described in Section 4.14 of the Company's Disclosure Letter; and

                  (ii) all Taxes of the Company and its Subsidiaries, including BSL and CMC, attributable to the transactions contemplated by this Agreement, including the Merger, the Related Assets and Liabilities Transaction, the Healthcare Transaction, the Excluded Assets Transaction, the Freedom Village Transaction and the Limited Partnership Transaction, and also including the federal Income Taxes the Company has agreed to pay as provided in Section 9.01 hereof; and

                  (iii) any breach by the Company of its obligations under
Section 6.01(k), Section 9.01 or Section 12.07 hereof; and

                  (iv) any dissenters' rights or other claims by former shareholders of the Company exercising dissenter's rights in connection with the fairness of the consideration paid in the transactions contemplated by this Agreement.

         (c) Without limiting in any way the obligations of the Company under Section

11.02(a) hereof, and notwithstanding any limitation contained in any provision of this Agreement, including, without limitation, Section 11.05 hereof, the Company shall pay to the Purchaser any amount previously paid by the Purchaser to the Company as an Advance Reimbursement, which did not qualify or should not have been treated as an Advance Reimbursement and which Purchaser sets forth in a notice of claim relating thereto delivered to the Company within 120 days after the Closing Date.

         11.03. Procedures.

         (a) Third Party Claims--in General. A person seeking indemnification under this Article 11 (the "Indemnified Party") shall give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any third party claim or the commencement of any third party suit, action or proceeding in respect of which indemnity may be sought under this
Article 11 (collectively, a "Third Party Claim"), provided, however that delay in giving any such notice shall relieve the Indemnifying Party of its obligations in respect of the Third Party Claim only to the extent the delay results in actual prejudice to the Indemnifying Party. If a Third Party Claim is covered by the indemnity under Section 11.02 above, other than items referred to in Section 11.02(a)(i), (b) or (c) hereof references herein to the Indemnifying Party shall be deemed to refer to the Agent, and Purchaser will give a Loss Notice (as defined below) to the Escrowee and to the Agent in respect of such claim. If a Third Party Claim is covered by the indemnity in Section 11.02(a)(i), (b) or (c) hereof, references to the Indemnifying Party shall be deemed to refer to the Company, and Purchaser will give a Loss Notice (as defined below) to the Company in respect of such claim. The Indemnifying Party shall have the right to participate in and control the defense of any such Third Party Claim, including any suit, action or proceeding relating thereto, at its own expense. If requested by the Indemnifying Party, the Indemnified Party shall reasonably and in good faith cooperate with the Indemnifying Party and its counsel in contesting any claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person or providing related statements or testimony. If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) business days of the Indemnifying Party's receipt of such Loss Notice of its intent to assume the defense of the Third Party Claim, the Indemnified Party shall be entitled to take control of such Third Party Claim and the defense thereof at the Indemnifying Party's cost and expense (provided that the Indemnifying Party was obligated to indemnify the Indemnified Party hereunder, and further provided that if such Third Party Claim is subject to the limitations described in Paragraph 11.05 hereof, then only to the extent of any funds on deposit in the Escrow Account as provided in Paragraph 11.05), which Third Party Claim shall be diligently prosecuted to a final conclusion or settlement provided, however, that the Indemnified Party may settle such Third Party Claim as it may deem appropriate, in its discretion. The Indemnifying Party shall not be liable under this Article 11 for any settlement effected without its consent of any Third Party Claim or any litigation or proceeding in respect thereof, for which indemnity may be sought hereunder, except for any settlement as to which the Indemnifying Party did not assume the defense and for which the Indemnifying Party was obligated to indemnify hereunder.

         (b) Additional Provisions Applicable to Third Party Claims and Breaches of Representations. Warranties or Covenants subject to Section 11.02(a)(ii). In the event that any circumstances exist or any claim is made or threatened against Purchaser after the Closing Date which the Purchaser believes has resulted or will result in the Purchaser incurring a Loss that is subject to the Company's indemnification obligation in Section 11.02(a)(ii) hereof:

                  (i) Purchaser will promptly deliver to the Escrowee and to the Agent written notice (the "Loss Notice") setting forth a reasonable summary of the nature of the Loss and the facts giving rise thereto and specifying the section of this Agreement to which such Loss relates and the amount thereof and, if the Loss Notice involves a Third Party Claim, a copy of such claim and the Purchaser's reasonable estimate of the amount sought by the third party.

                  (ii) The Agent shall have the right to dispute the Company's responsibility for the Loss on behalf of the Former Holders by the delivery of written notice (the "Dispute Notice") to the Escrowee within twenty (20) business days after Purchaser's delivery of the Loss Notice to the Agent and the Escrowee. If the Agent fails to deliver a Dispute Notice within such twenty (20) business day period, or if the Agent timely delivers a Dispute Notice but does not contest therein all the items included in the Loss Notice, the Escrowee shall be authorized without further action by or approval of any party hereto to disburse from the Escrow Account the amount which is the subject of the Loss Notice (or the portion thereof that is not disputed in the Dispute Notice) to, or as directed by, the Purchaser, except that in the case of a Loss Notice which relates to a Third Party Claim, sufficient funds to cover the Losses which are the subject thereof shall be retained by Escrowee in the Escrow Account until the final resolution thereof however effected, including by the decision of a court of competent jurisdiction (or by decision made upon arbitration or other nonjudicial or quasi-judicial dispute resolution) or by a duly executed settlement agreement, at which time the funds which are the subject of any such Loss Notice(s) shall be disbursed in accordance with the terms of any such order, decision or settlement, as applicable.

                  (iii) In the event the Agent submits a Dispute Notice within the twenty (20) business day period provided for herein and the Agent and Purchaser are unable to resolve their differences within twenty (20) business days after the submission of a Dispute Notice, either the Agent or the Purchaser may submit the matters which are the subject of the Loss Notice to arbitration in accordance with the provisions of Section 11.04 hereof and the Escrowee, the Agent and the Purchaser shall be bound by and shall act in accordance with the determination of the arbitrator.

                  (iv) In the event of a Loss Notice which relates to a Third Party Claim, the matter submitted to arbitration shall be limited to whether the Third Party Claim involves the breach of a representation, warranty or covenant by the Company or BSL hereunder, and the Dispute Notice shall state whether the Agent intends to assume the defense of such Third Party Claim and/or whether the Agent will permit the Purchaser and the Indemnified Parties to retain primary responsibility for the settlement or the defense thereof, subject to the Agent's right, at its expense, to retain counsel to monitor, but not to approve, any such defense or settlement negotiations.

                  (v) The submission of a Dispute Notice to arbitration shall not relieve the Agent of its obligation, at its expense, to defend any Third Party Claim in the event it gives notice of its election to do so, unless and until it is determined in such arbitration that the Third Party Claim does not involve a breach of representation, warranty or covenant by the Company hereunder.

                  (vi) In the event the arbitrator determines that a Loss Notice which relates to a Third Party Claim is not the subject of an indemnifiable loss under the terms of this Article 11, the Indemnified Party shall be required to reimburse the Agent for any and all costs and expenses incurred in defending such Third Party Claim until the Indemnified Party assumes the defense thereof, which shall in no event occur later than ten (10) days after such determination is made. In the event the arbitrator determines that a Loss Notice which relates to a Third Party Claim is the subject of an indemnifiable loss under the terms of this Article 11, the Arbitrator shall retain jurisdiction until a final determination of said Third Party Claim by order of a court of competent jurisdiction, by arbitration or other nonjudicial or quasi-judicial proceeding or by a duly executed settlement agreement, at which time the arbitrator shall order disbursement of the funds from the Escrow Account in accordance with such order or settlement.

         (c) Other Claims. Promptly upon learning of the grounds of a claim for indemnification that is subject to Section 11.02(a)(i), (b) or (c) hereof, the Purchaser shall deliver to the Company a Loss Notice specifying in reasonable detail the grounds and amount of such claim. If such claim is not resolved in sixty (60) days after such delivery, the Purchaser may exercise any rights and pursue any remedies it may have hereunder, at law or otherwise in respect of such claim directly against the Company.

         11.04. Arbitration.

         (a) Any matters which are the subject of the indemnity provisions of this Article 11, other than a Loss Notice and Dispute Notice submitted with respect to the representation set forth in Section 4.O5(b), shall be submitted for resolution to arbitration in Portland, Oregon, or such other location as the Purchaser and the Agent may agree to, under the Commercial Arbitration Rules of the American Arbitration Association to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence. Such arbitration shall be presided over by a single arbitrator. If the Purchaser and the Agent do not agree on the arbitrator within twenty (20) business days after the delivery by Agent of a Dispute Notice, the arbitrator shall be selected by them from a list of five potential arbitrators provided by the American Arbitration Association. Such list shall be provided within 10 days of the expiration of said twenty (20) business day period (or as soon thereafter as the American Arbitration Association is able to do so), provided that if the American Arbitration Association shall not have provided such list within twenty
(20) days after the expiration of said twenty (20) business day period, then the arbitrator shall be designated by the presiding judge of the county in which such arbitration is held. The Agent shall delete one name from the list. The Purchaser shall delete one name from the list. This process shall then be repeated in the same order and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two business days following both parties' receipt of the list of five potential arbitrators. Hearings in such arbitration proceeding shall commence within 20 days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within 20 days after the completion of the arbitration hearings. The arbitrator's decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.

         (b) Any Loss Notice and Dispute Notice submitted with respect to the representation set forth in Section 4.O5(b) as to which the parties fail to reach agreement within ten (1O) business days from the date of delivery of the Dispute Notice, will be submitted to the Independent Accountants for determination. The Independent Accountants shall deliver to the Purchaser and the Agent, as promptly as practicable, a written report setting forth their determination of the disputed items, which determination shall be final, conclusive and binding upon the parties, and shall not be subject to appeal to any court or tribunal.

         (c) Unless otherwise ordered by the arbitrator or the Independent Accountants, the arbitrator's or the independent Accountants' expenses, as applicable, shall be shared equally by the parties.

         11.05 Limitation on Claims.

         (a) Purchaser shall have no right to recover with respect to any Losses until the amount of all such Losses is equal to or greater than $150,000 individually or in the aggregate (the "Loss Threshold"), except in the case of a breach of the representation or warranty set forth in Section 4.05(b), as to which the Purchaser shall be required to suffer or incur a loss in the amount of $150,000 before any such claim can be made (the "Financial Statement Loss Threshold"); provided, however, that to the extent that any Loss subject to the Financial Statement Loss Threshold involves a breach of a representation or warranty contained herein, other than in Section 4.05(b) hereof, such Loss shall be applied in reduction of the Loss Threshold. The Purchaser shall only be entitled to recover Losses suffered or incurred by it in excess of the Loss Threshold or the Financial Statement Loss Threshold, as applicable, and in addition the Purchaser shall not be entitled to be indemnified against any Loss item under Section 11(a)(ii) hereof to the extent that it has previously received payments on account of the identical loss item in respect of any breach of the representation or warranty set forth in Section 4.05(b). Any and all claims for the recovery of losses (other than claims against the Company under Sections 11.02(a)(i), (b)(except as relates to Section 6.01(k) hereof) or (c) hereof) must be brought by Purchaser within one year after the Closing Date, and any claim for recovery of any Loss under Section 11.02(b)(iii) as relates to
Section 6.01(k) must be brought by Purchaser within eighteen months after the Closing Date (in each case, the "Limitation Period"), except in the case of a breach of the representation and warranty set forth in Section 4.05(b), as to which any claims must be brought within sixty (60) days after the Closing Date and shall be based solely upon an unaudited combined balance sheet of BSL and CMC (giving effect to the transfers contemplated in the Related Assets and Liabilities Transaction and the Excluded Assets Transaction but not taking into account the effect of the Merger of BSL into the Purchaser), dated as of the Closing on the Closing Date, prepared by or at the direction of Purchaser in accordance with GAAP and otherwise on a basis consistent with the Pro Forma Balance Sheet. Any claim against the Company under Section 11.02(a)(i), (b)(except as relates to Section 6.01(k) hereof) or (c) hereof shall not be subject to any limitation set forth in this Section 11.05 and may be brought (except as provided in Section 11.02(c) hereof) at any time prior to the expiration of the statute of limitations applicable with respect to such claim.

         (b) Except for items referred to in Sections 11.02(a)(i), (b) or (c) hereof, the Purchaser's recourse for any and all Losses pursuant to Section
11.02 shall be limited to the funds on deposit in the Escrow Account, as the Escrow Account may be reduced by payments therefrom pursuant to the provisions of this Agreement (or the agreement relating to the Freedom Village Transaction). It understood and agreed that the Loss Threshold shall not apply to the items referred to in Sections 11.02(a)(i), (b) or (c).

         (c) Any and all funds remaining in the Escrow Account at the end of the Limitation Period (the "Remaining Escrowed Funds"), including any remaining interest income, shall be released in accordance with the Escrow Agreement; provided, however, that as to any Loss Notices submitted prior to the expiration of the Limitation Period in excess of the Loss Threshold or the Financial Statement Loss Threshold, as applicable, which remain unresolved at the end of the Limitation Period, sufficient funds to cover the Losses which are the subject thereof shall be retained by Escrowee in the Escrow Account until the final resolution thereof however effected, including in accordance with the arbitration procedures set forth in Section 11.04, or, in the case of a Third Party Claim by the decision of a court of competent jurisdiction (or upon arbitration or other nonjudicial or quasi-judicial decision made) or by a duly executed settlement agreement, at which time the funds which are the subject of any such Loss Notice(s) shall be disbursed in accordance with the terms of any such order, decision or settlement, as applicable.

         11.06. Further Assurances. The parties agree to execute and deliver any and all documents as may be reasonably requested by the Escrowee to evidence its assumption of the duties and obligations provided for herein.

         11.07. Mitigation. Each Indemnified Party will use reasonable efforts to mitigate any Losses for which it may claim indemnification under this Article
11. Further, the indemnities provided by this Article 11 shall apply only to Losses for which the Indemnified Party is not, or is not entitled to be, reimbursed through third party insurance.

         11.08. Adjustment of Merger Consideration. Amounts paid for indemnification under this Article 11 shall be deemed to be an adjustment to the Merger Consideration.

         11.09. Income Taxes. The Company acknowledges and agrees that the funds in the Escrow Account shall be deemed for purposes of the tax laws to be the property of the Purchaser and accordingly that Purchaser shall be required to pay Income Taxes on any interest earned thereon. The Company further acknowledges and agrees that the Purchaser shall have the right to withdraw from interest earned on the Escrow Account sufficient funds to pay said Income Taxes and that any interest on the Escrow Account available for disbursement pursuant to the terms hereof shall be reduced by such amount.

         11.10. Access to Books and Records. From the Closing Date until the final determination of any matters which are the subject of a Loss Notice and a Dispute Notice, the Agent and his representatives will have such access to the books, records and accounts of the Purchaser and its employees as is relevant to the resolution of such matters.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.01. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight delivery, hand delivery or facsimile transmission to the following address:


        To the Company:                   Brim, Inc.
                                          305 NE 102nd Avenue
                                          Portland, Oregon 97220
                                          Attn: A. E. Brim
                                          Phone: 503-256-2070
                                          Fax:   503-254-7619

        To BSL:                           Brim Senior Living, Inc.
                                          305 NE 102nd Avenue
                                          Portland, Oregon 97220
                                          Attn: Jim Williams
                                          Phone: 503-256-2070
                                          Fax:   503-254-7619

        With copy of anything             Randi S. Nathanson, Esq.
        addressed to the Company          The Nathanson Group
        or to BSL to:                     1411 Fourth Avenue
                                          Suite 905
                                          Seattle, WA 98101
                                          Phone: 206-623-6239
                                          Fax:   206-623-1738

         To Purchaser:                      Encore Senior Living, LLC
                                            305 NE 102nd Avenue
                                            Portland, Oregon 97220
                                            Attn: James Williams
                                            Phone: 503-256-2070
                                            Fax:   503-254-7619

         With copy to:                      Rockwood Living, Inc.
                                            200 West Madison
                                            Suite 3800
                                            Chicago, Illinois 60606
                                            Attn: John Kevin Poorman
                                            Phone: 312-750-8415
                                            Fax:   312-750-8597

         With further                       Latham & Watkins
         copy to:                           5800 Sears Tower
                                            Chicago, Illinois 60606
                                            Attn: Stephen S. Bowen
                                            Phone: 312-876-7652
                                            Fax:   312-993-9767

         To Agent:                          Lee Zinsli
                                            482 SW Riverbend Drive
                                            West Linn, OR 97068
                                            Phone: (503) 656-2718
                                            Fax:   (503) 655-8136

Notices shall be effective upon actual receipt or refusal of receipt whether sent by mail, overnight delivery, facsimile transmission or hand delivery.

         12.02. Assignment. No party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including successors by operation of law pursuant to any merger, consolidation or sale of assets involving either party.

         12.03. Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement, the Schedules and Exhibits hereto, the Company Disclosure Letter and the Confidentiality Agreements, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them.

         12.04. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         12.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

         12.06. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory.

         12.07. Transactional Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement or the Other Required Agreements are consummated, each party (which shall mean the Company in the case of BSL) shall pay its own fees and expenses incident to the negotiation. preparation, execution, delivery and performance hereof and thereof including, without limitation, the fees and expenses of its counsel, accountants and other experts. The Company shall pay all fees and expenses associated with
(i) obtaining estoppel certificates, releases, lien waivers and subordinations in connection with the transactions contemplated by this Agreement, (ii) obtaining all permits, consents (including, without limitation, all consents and all other documents described in Section 7.01(e) hereof), approvals, assignments, licenses and orders and other authorizations of any kind, and making such filings with respect to the foregoing with such third parties or Governmental Authorities, as are required in connection with the transactions contemplated hereby, (iii) the investment banking services provided by Smith Barney, (iv) the provision of services to the Company, BSL, CMC or any BSL Partnership by all other persons or entities in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, and (v) the performance by the Company and BSL of their obligations hereunder.

         12.08. Knowledge Defined. To the extent that any of the representations and warranties contained in this Agreement are limited by the phrases "to the knowledge of" or "the Company has no knowledge of" or "Purchaser has no knowledge of" or words or phrases of similar import, the same shall mean, in the case of the Company and BSL, to the actual knowledge of Messrs. A. E. Brim, K. David McAllister, James M. Williams, Bruce A. Schoen, Craig J. Rhea or Rick D. McDaniel after due and diligent inquiry with respect thereto, which inquiry shall include inquiry of the on site administrators of each of the Facilities, and, in the case of Purchaser, to the actual knowledge of Penny Pritzker or John Kevin Poorman, after due and diligent inquiry with respect thereto.

         12.09. Severability. If any provision of this Agreement shall for any reason be held to be unlawfully broad as to any application, activity or subject, it shall be construed, by limiting and reducing it, to be enforceable to the extent compatible with applicable law. If, notwithstanding the preceding sentence, any provision contained in this Agreement shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be reasonably construed as if the illegal or unenforceable provision had never been contained herein.

         12.10. Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

         12.11. Third Party Beneficiary. Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person not a party to this Agreement, any rights, remedies or obligations under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

         12.12. Attorneys' Fees. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, the prevailing party in any action resulting therefrom shall be entitled to collect from the other its reasonable costs and attorneys' fees, including its costs and fees on appeal.

         12.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation."

         12.14. Disclosure. Anything disclosed in this Agreement or in any of the Exhibits or Schedules attached to this Agreement or the Company Disclosure Letter or any other document delivered pursuant to this Agreement or in the Company Financial Statements shall be deemed to have been disclosed for any and all purposes to which said information relates, and to the extent that such information constitutes an exception to any of covenants, representations or warranties herein such covenants, representations or warranties shall not be deemed to have been breached if such information as and where disclosed is reasonably adequate to give the non-disclosing party fair notice of the exception to the applicable covenants, representations or warranties; provided, however, that nothing set forth in the Approved Business Plan shall be deemed to be an exception to any of the covenants, representations or warranties of the Company or BSL set forth herein.

         12.15. Purchaser Executive Committee Action or Approval Required. All actions required or permitted to be taken by Purchaser under this Agreement shall be valid and effective only if taken or approved by the Executive Committee of Purchaser pursuant to the Operating Agreement.

         IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth therein.


                           BRIM, INC.

                           By:
                                  ------------------------------------

                           Its:
                                  ------------------------------------


                           BRIM SENIOR LIVING, INC.

                           By:
                                  ------------------------------------

                           Its:
                                  ------------------------------------


                           ENCORE SENIOR LIVING, LLC

                           By:
                                  ------------------------------------

                           Its:
                                  ------------------------------------

The Agent hereby executes this Agreement subject to the approval of the shareholders of the Company and, in the event such approval is given, solely for the purpose of agreeing to act as the agent of such shareholders for the limited purposes set forth herein. Subject to obtaining such shareholder approval, Agent hereby represents and warrants that this Agreement has been duly and validly executed and delivered by the Agent and constitutes a legal, valid and binding obligation of the Agent and is enforceable against the Agent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), Agent is not making and shall not be responsible for any other representations, warranties or covenants made in this Agreement. Agent acknowledges and agrees to the rights of the Purchaser with respect to the interest earned on the Escrow Account as provided in Section 11.09 hereof.



                                ------------------------------------
                                             Lee Zinsli